As filed with the Securities and Exchange Commission on April 6, 2010

Commission File No.: 333-164608

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1004 Farnam Street Suite 400 Omaha, Nebraska 68102 (402) 444-1630 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	47-0810385 (IRS Employer Identification Number)

Mark A. Hiatt
Chief Executive Officer
America First Tax Exempt Investors, L.P.
c/oThe Burlington Capital Group L.L.C.
1004 Farnam Street
Suite 400
Omaha, Nebraska  68102
(402) 444-1630
(Name, address and telephone number of Agent for Service)

Copies to:

Steven P. Amen Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Tel: (402) 346-6000 Fax: (402) 346-1148

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time or at one time after the effective date of this registration statement as the registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non- accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 6, 2010

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

$200,000,000

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

Shares representing assigned limited partnership interests

We may use this prospectus to offer shares representing assigned limited partnership interests in America First Tax Exempt Investors, L.P.  We may offer these shares from time to time.  We will provide specific terms of each issuance of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you decide to invest in our shares.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our shares are quoted on the Nasdaq Global Market under the symbol “ATAX.”

Investing in our shares involves a high degree of risk.  You should carefully consider the information under the heading “RISK FACTORS” beginning on page 6 of this prospectus before buying our shares.

We may offer our shares in amounts, at prices and on terms determined by market conditions at the time of the offerings.  We may sell shares to or through underwriters, dealers or agents, or we may sell shares directly to investors on our own behalf.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                                    , 2010

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement.  We have not authorized anyone to provide you with information or to make any representation that differs from the information in this prospectus and any related prospectus supplement.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information contained in this prospectus, any related prospectus supplement and the documents incorporated by reference herein is correct on any date after their respective dates even though this prospectus and any related prospectus supplement are delivered or shares are sold pursuant to this prospectus and a related prospectus supplement at a later date.  Our business, financial condition, results of operations or prospects may have changed since those dates.  To the extent the information contained in this prospectus or the documents incorporated by reference herein differs or varies from the information contained in any prospectus supplement delivered to you, the information in such prospectus supplement will supersede such information.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements.  We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations.  This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.  In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 6 of this prospectus and page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;

•	defaults on the mortgage loans securing our tax-exempt mortgage revenue bonds;

•	risks associated with investing in multifamily apartments, including changes in business conditions and the general economy;

•	changes in short-term interest rates;

•	our ability to use borrowings to finance our assets;

•	current negative economic and credit market conditions; and

•	changes in government regulations affecting our business.

Other risks, uncertainties and factors, including those discussed in any supplement to this prospectus or in reports that we file from time to time with the Securities and Exchange Commission (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a “shelf” registration process.  Under this process, we may offer and sell shares representing assigned limited partnership interests in our company in one or more offerings for total proceeds of up to $200,000,000.  This prospectus provides a general description of our business and the shares that we may offer.  Each time we offer to sell any shares, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

We urge you to carefully read this entire prospectus and the related prospectus supplement, including the financial statements and the information that is incorporated by reference into this prospectus and the related prospectus supplement.  You should carefully consider the information discussed under “Risk Factors” before you decide to purchase any of our shares.

All references to “we,” “us” or “the Partnership” mean America First Tax Exempt Investors, L.P.

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

Our Business

America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring a portfolio of federally tax-exempt mortgage revenue bonds that are issued to provide construction and/or permanent financing of multifamily residential properties.  Interest paid on these bonds is excludable from gross income for federal income tax purposes.  As a result, most of the income earned by the Partnership is exempt from federal income taxes.

The Partnership has been in operation since 1998 and currently owns 17 federally tax-exempt mortgage revenue bonds with an aggregate outstanding principal amount of $145.1 million.  These bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing of 14 multifamily residential apartments containing a total of 2,567 rental units located in the states of Florida, Iowa, South Carolina, Texas, Nebraska, Kansas, Kentucky, Minnesota, and Illinois, one multifamily residential apartment complex under construction in Texas that will contain a total of 76 rental units, and a 142-bed student housing facility in Nebraska.  In each case, the Partnership holds 100% of the bonds issued for these properties.  Each of these mortgage revenue bonds provides for the payment of fixed-rate base interest to the Partnership.  Additionally, six of the bonds also provide for the payment of contingent interest determined by the net cash flow and net capital appreciation of the underlying real estate properties.  As a result, these mortgage revenue bonds provide the Partnership with the potential to participate in future increases in the cash flow generated by the financed properties, either through operations or from their ultimate sale.  Each bond is secured by a first mortgage or deed of trust on the financed apartment property.

The ability of the properties collateralizing our tax-exempt mortgage revenue bonds to make payments of base and contingent interest is a function of the net operating income generated by these properties.  Net operating income from a multifamily residential property depends on the rental and occupancy rates of the property and the level of operating expenses.  Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located.  This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and interest rates on single-family mortgage loans.  In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property.  Because the return to the Partnership from its investments in tax-exempt mortgage revenue bonds depends upon the economic performance of the multifamily residential properties which collateralize these bonds, the Partnership may be considered to be in competition with other multifamily rental properties located in the same geographic areas as the properties financed with its tax-exempt bonds.

The Partnership may also invest in other types of tax-exempt securities that may or may not be secured by real estate.  These tax-exempt securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition.  To date, the Partnership has not made any investments of this type.

The Partnership may also make taxable mortgage loans secured by multifamily properties which are financed by tax-exempt mortgage revenue bonds held by the Partnership.  The Partnership does this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in the best long-term interest of the Partnership.

The Partnership generally does not seek to acquire direct interests in real property as long term or permanent investments.  The Partnership may, however, acquire real estate securing its tax-exempt mortgage revenue bonds or taxable mortgage loans through foreclosure in the event of a default.  In addition, the Partnership may acquire interests in multifamily apartment properties (“MF Properties”) in order to position itself for future investments in tax-exempt bonds issued to finance these properties.  The Partnership currently holds interests in nine MF Properties containing 964 rental units, of which four are located in Ohio, two are located in Kentucky, one is located in Virginia, one is located in North Carolina and one is located in Georgia.  The Partnership expects each of these MF Properties to eventually be sold to a not-for-profit entity or in connection with a syndication of Low Income Housing Tax Credits (“LIHTCs”) under Section 42 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  The Partnership expects to acquire tax-exempt mortgage revenue bonds issued to provide debt financing for these properties at the time the property ownership is restructured.  Such restructurings will generally be expected to occur within 36 months of the Partnership’s initial investment in an MF Property and will often coincide with the expiration of the compliance period relating to LIHTCs previously issued with respect to the MF Property.  The Partnership will not acquire LIHTCs in connection with these transactions.  Current credit markets and general economic conditions have resulted in very few LIHTC syndication and tax-exempt bond financing transactions being completed in the past twelve to eighteen months.  These types of transactions represent a long-term market opportunity for the Partnership and should provide us with a pipeline of future bond investment opportunities when the market for LIHTC syndications strengthens.  Until the market for LIHTC syndication transactions strengthens, the Partnership will explore other transactions for the sale of the MF Properties and is in the preliminary stages of evaluating potential transactions related to three MF Properties which would be partially financed by the acquisition of tax-exempt bonds secured by the properties.

Business Objectives and Strategy

Our business objectives are to (i) preserve and protect our capital and (ii) provide regular and increasing cash distributions to our shareholders which are substantially exempt from federal income tax.  We have sought to meet these objectives by primarily investing in a portfolio of tax-exempt mortgage revenue bonds that were issued to finance, and are secured by first mortgages on, multifamily apartment properties, including student housing.  Certain of these bonds may be structured to provide a potential for an enhanced federally tax-exempt yield through the payment of contingent interest which is payable out of net cash flow from operations and net capital appreciation of the financed apartment properties.

We are pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to (i) increase the amount of tax-exempt interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  We are pursuing this growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments.  We may finance the acquisition of additional tax-exempt mortgage revenue bonds through the reinvestment of cash flow, the issuance of additional units, or securitization financing using our existing portfolio of tax-exempt mortgage revenue bonds.  Our operating policy is to use securitizations or other forms of leverage to maintain a level of debt financing between 40% and 60% of the total par value of our mortgage bond portfolio.

In connection with our growth strategy, we are also assessing opportunities to reposition our existing portfolio of tax-exempt mortgage revenue bonds.  The principal objective of this repositioning initiative is to improve the quality and performance of our revenue bond portfolio and, ultimately, increase the amount of cash available for distribution to our shareholders.  In some cases, we may elect to redeem selected tax-exempt bonds that are secured by multifamily properties that have experienced significant appreciation.  Through the selective redemption of the bonds, a sale or refinancing of the underlying property will be required which, if sufficient sale or refinancing proceeds exist, may entitle the Partnership to receive payment of contingent interest on its bond investment.  In other cases, we may elect to sell bonds on properties that are in stagnant or declining markets.  The proceeds received from these transactions would be redeployed into other tax-exempt investments consistent with our investment objectives.  We may also be able to use a higher-quality investment portfolio to obtain higher leverage to be used to acquire additional investments.

In executing our growth strategy, we expect to invest primarily in bonds issued to provide affordable rental housing, but may also consider bonds issued to finance student housing projects and housing for senior citizens.  The four basic types of multifamily housing revenue bonds which we may acquire as investments are as follows:

1.	Private activity bonds issued under Section 142(d) of the Internal Revenue Code;

2.	Bonds issued under Section 145 of the Internal Revenue Code by not-for-profit entities qualified under Section 501(c)(3) of the Internal Revenue Code;

3.	Essential function bonds issued by a public instrumentality to finance an apartment property owned by such instrumentality; and

4.	Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the Internal Revenue Code of 1954.

Each of these bond structures permits the issuance of tax-exempt bonds to finance the construction or acquisition and rehabilitation of affordable rental housing.  Under applicable Treasury Regulations, any affordable apartment project financed with tax-exempt bonds must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area.  In each case, the balance of the rental units in the apartment project may be rented at market rates.  With respect to private activity bonds issued under Section 142(d) of the Internal Revenue Code, the owner of the apartment project may elect, at the time the bonds are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size).  Multifamily housing bonds that were issued prior to the Tax Reform Act of 1986 (so called “80/20” bonds) require that 20% of the rental units be set aside for tenants whose income does not exceed 80% of the area median income, without adjustment for household size.

We expect that many of the private activity housing bonds that we evaluate for acquisition will be issued in conjunction with the syndication of LIHTCs by the owner of the financed apartment project.  Additionally, to facilitate our investment strategy of acquiring additional tax-exempt mortgage bonds secured by MF Properties, we may acquire ownership positions in the MF Properties.  We expect to acquire tax-exempt mortgage revenue bonds on these MF Properties in many cases at the time of a restructuring of the MF Property ownership.  Such restructuring may involve the syndication of LIHTCs in conjunction with property rehabilitation.

Investment Types

Tax-Exempt Mortgage Revenue Bonds. The Partnership invests in tax-exempt mortgage revenue bonds that are secured by a first mortgage or deed of trust on multifamily apartment projects.  Each of these bonds bears interest at a fixed annual base rate.  Six of the 17 bonds currently owned by the Partnership also provide for the payment of contingent interest, which is payable out of the net cash flow and net capital appreciation of the underlying apartment properties.  As a result, the amount of interest earned by the Partnership from its investment in tax-exempt mortgage revenue bonds is a function of the net operating income generated by the properties collateralizing the tax-exempt mortgage revenue bonds.  Net operating income from a multifamily residential property depends on the rental and occupancy rates of the property and the level of operating expenses.

Other Tax-Exempt Securities.  The Partnership may invest in other types of tax-exempt securities that may or may not be secured by real estate.  These tax-exempt securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition.

Taxable Mortgage Loans.  The Partnership may also make taxable mortgage loans secured by multifamily properties which are financed by tax-exempt mortgage revenue bonds that are held by the Partnership.

Other Investments.  While the Partnership generally does not seek to acquire equity interests in real property as long-term or permanent investments, it may acquire real estate securing its revenue bonds or taxable mortgage loans through foreclosure in the event of a default.  In addition, as part of its growth strategy, the Partnership may acquire direct or indirect interests in MF Properties on a temporary basis in order to position itself for a future investment in tax-exempt mortgage revenue bonds issued to finance the acquisition or substantial rehabilitation of such apartment complexes by a new owner.  A new owner would typically seek to obtain LIHTCs in connection with the issuance of the new tax-exempt bonds, but if LIHTCs had previously been issued for the property, such a restructuring could not occur until the expiration of a 15-year compliance period for the initial LIHTCs.  The Partnership may acquire an interest in MF Properties prior to the end of the LIHTC compliance period.  After the LIHTC compliance period, the Partnership would expect to sell its interest in such MF Property to a new owner which could syndicate new LIHTCs and seek tax-exempt bond financing on the MF Property which the Partnership could acquire.  Such restructurings will generally be expected to occur within 36 months of the acquisition by the Partnership of an interest in an MF Property.  The Partnership will not acquire LIHTCs in connection with these transactions.

Investment Opportunities

There is a significant unmet demand for affordable multifamily housing in the United States.  The United States Department of Housing and Urban Development (“HUD”) reports that there are approximately 5.5 million American households in need of quality affordable housing.  The types of tax-exempt mortgage revenue bonds in which we invest offer developers of affordable housing a low-cost source of construction and permanent debt financing for these types of properties.  Investors purchase these bonds because the income paid on these bonds is exempt from federal income taxation.  The National Council of State Housing Agencies Fact Sheet and HUD have captured some key scale metrics and opportunities of this market:

•	HUD has provided over 1.0 million lower-income Americans with affordable rental housing opportunities;

•	Housing Finance Agencies (HFAs) use multifamily tax-exempt housing bonds to finance an additional 130,000 apartments each year; and

•
The availability of tax-exempt bond financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap distributed as described in Section 146 of the Internal Revenue Code; this private activity bond financing is based on state population and indexed to inflation.

           In addition to tax-exempt revenue bonds, the federal government promotes affordable housing through the use of LIHTCs for affordable multifamily rental housing.  The syndication and sale of LIHTCs along with tax-exempt bond financing is attractive to developers of affordable housing because it helps them raise equity and debt financing for their projects.  Under this program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing.  The Partnership does not invest in LIHTCs, but is attracted to tax-exempt mortgage revenue bonds that are issued in association with federal LIHTC syndications because in order to be eligible for federal LIHTCs a property must either be newly constructed or substantially rehabilitated and; therefore, may be less likely to become functionally obsolete in the near term than an older property.  There are various requirements in order to be eligible for federal LIHTCs, including rent and tenant income restrictions.  In general, the property owner must elect to set aside either 40% or more of the property’s residential units for occupancy by individuals whose income is 60% or less of the area median gross income or 20% or more of the property’s residential units for occupancy by individuals whose income is 50% or less of the area median gross income.  These units remain subject to these set aside requirements for a minimum of 30 years.

The National Council of State Housing Agencies Fact Sheet and HUD have captured some key scale metrics and opportunities of the market for LIHTCs:

•
LIHTCs have helped finance approximately 2.0 million apartments for low-income families since Congress created it in 1986 and help finance 130,000 more apartments each year representing nearly 90% of the country’s new affordable rental housing construction;

•	HUD has a stated goal to expand affordable rental housing by 1.4 million units through the LIHTC and other program funds by fiscal year 2011; and

•
Each state’s annual LIHTC allocation is indexed to its population and adjusted annually for inflation.  The state LIHTC allocation for 2010 is $2.10 times state population, with a state minimum of $2,430,000.

The 2008 Housing Act simplified and expanded the use of LIHTCs and tax-exempt bond financing for low-income multifamily housing industry.  Additionally, it exempted newly issued tax-exempt private activity bonds from Alternative Minimum Tax.  Previously, these tax-exempt private activity bonds were Alternative Minimum Tax preference items for individual taxpayers.  We believe these changes should enhance the Partnership’s opportunities for making investments in accordance with its investment criteria.

Current credit markets and general economic issues have had a significant negative impact on these types of transactions.  At this time very few LIHTC syndication and tax-exempt bond financing transactions are being completed.  While these types of transactions represent a long-term market opportunity for the Partnership, they are not the current investment focus.

Financing Arrangements

The Partnership may finance the acquisition of additional tax-exempt mortgage revenue bonds through the reinvestment of cash flow, the issuance of additional units or with debt financing collateralized by our existing portfolio of tax-exempt mortgage revenue bonds, including the securitization of these bonds.

Debt Financing.  At December 31, 2009, the Partnership has outstanding debt financing of $55.4 million secured by 14 tax-exempt mortgage revenue bonds with a total par value of $121.0 million plus approximately $3.8 million in restricted cash.  Our operating policy is to maintain a level of debt financing between 40% and 60% of the total par value of our tax-exempt mortgage revenue bond portfolio.  As of December 31, 2009, the debt outstanding related to the total par value of the Partnerships’ total bond portfolio of approximately $145.1 million results in a leverage ratio of 38%.  This outstanding debt is made up of two credit facilities.  The first is with Bank of America which had an outstanding balance of $49.9 million at December 31, 2009 and is secured by 13 tax-exempt bonds with a total par value of $112.1 million.  This Bank of America facility has a one-year term ending June 30, 2010 with a six-month renewal option held by the Partnership and an annual floating interest rate of daily LIBOR plus 390 basis points.  Financial covenants for the Bank of America facility include the maintenance of a leverage ratio not to exceed 70% and a minimum liquidity of $5.0 million by the Partnership.  Additionally, the properties which secure the bond portfolio which is collateral for the Bank of America facility are to maintain, as a group, a minimum debt service coverage of 1.1 to 1 and a loan to value ratio not to exceed 75%. At December 31, 2009, the Partnership was in compliance with these covenants. Subsequent to December 2009, the Company was notified by Bank of America that it was no longer in compliance with the minimum debt service coverage covenant. During February and March, 2010, the Company transferred additional collateral of approximately $3.0 million to Bank of America to maintain compliance with the covenant. The second credit facility is with Omaha State Bank and has an outstanding balance of $5.5 million at December 31, 2009.  The Omaha State Bank facility matures on June 30, 2011, is collateralized by one tax-exempt mortgage revenue bond with a par value of $8.9 million and bears interest at a fixed annual rate of 6.5%.   Additionally, the MF Properties are encumbered by mortgage loans with an aggregate principal balance of approximately $30.1 million.  These mortgage loans mature at various times from July 2010 through November 2013.

The Partnership continues to explore opportunities to improve its financing arrangements.  One option currently being pursued is a Tax-Exempt Bond Securitization facility (“TEBS”) with Freddie Mac.  The Partnership believes this financing option offers several advantages over its current credit facilities including a longer term of up to 10 years.  In March 2010, the Partnership entered into a term sheet with Freddie Mac related to a potential new TEBS facility.  The term sheet is for a TEBS facility that is expected to provide approximately $87.5 million of proceeds.  Such proceeds will be utilized to retire the current Bank of America and Omaha State Bank credit facilities and would provide additional funds for investment.  The Partnership hopes to close the new TEBS facility during the second quarter of 2010.  If the current illiquidity in the financial markets continues or further deteriorates, our ability to refinance our existing credit facilities may be negatively affected.  There can be no assurance that we will be able to enter into a TEBS facility, or any other replacement debt financing, on terms favorable to the Partnership or at all.

Equity Financing.  This prospectus is part of a Registration Statement on Form S-3 that was filed by the Partnership with the Securities and Exchange Commission (the “SEC”) in order to register the sale of up to $200.0 million of its shares.  We intend to issue shares from time to time under this Registration Statement to raise additional equity capital as needed to fund investment opportunities.  Raising additional equity capital for deployment into new investment opportunities is part of our overall growth strategy described above.

The Partnership had previously filed a $100.0 million shelf registration statement with the SEC in January 2007 and has issued approximately $71.8 million of shares under this prior registration statement.  Most recently, in October 2009, the Partnership issued a total of 4,830,000 shares through an underwritten public offering at a public offering price of $5.05 per share.  Net proceeds realized by the Partnership from the issuance of these share was approximately $22.9 million, after payment of an underwriter's discount and other offering costs of approximately $1.5 million.  The registration statement of which this prospectus is a part, replaces the previously-filed registration statement and all future shares (including unsold shares registered under the prior registration statement) will be sold pursuant to this prospectus.

General Information

The Partnership was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act.  The operations of the Partnership are conducted pursuant to the terms and conditions of its Agreement of Limited Partnership, dated October 1, 1998 (the “Partnership Agreement”).  See “TERMS OF THE PARTNERSHIP AGREEMENT.”

Our general partner is America First Capital Associates Limited Partnership 2 (the “General Partner”), which is a subsidiary of The Burlington Capital Group L.L.C. (“Burlington”).  Since 1984, Burlington (which was known as America First Companies L.L.C. until 2005) has specialized in the management of investment funds, many of which were formed to acquire real estate investments such as tax-exempt mortgage revenue bonds, mortgage securities and multifamily real estate properties.  Our sole limited partner is America First Fiduciary Corporation Number Five, a Nebraska corporation.  Our shares, which are referred to as “beneficial unit certificates” or “BUCs” in the Partnership Agreement, represent assignments by the sole limited partner of its rights and obligations as a limited partner.

We are a partnership for federal income tax purposes.  This means that we do not pay federal income taxes on our income.  Instead, all of our profits and losses are allocated to our partners, including the holders of shares, under the terms of our Partnership Agreement.  In addition, a majority of our income consists of tax-exempt interest income.  See “ U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

Our principal executive office is located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630.  We maintain a website at www.ataxfund.com, where certain information about the Partnership is available.  The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus, any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

Management Structure and Compensation

Neither the Partnership nor the General Partner has any employees, executive officers or directors.  Employees of Burlington, acting through the General Partner, are responsible for the management of the Partnership’s operations and the Partnership reimburses Burlington for the allocable salaries and benefits of these employees and for other expenses it incurs in conducting the Partnership’s business operations.  However, under the terms of the Partnership Agreement, neither Burlington nor the General Partner is allowed to be reimbursed by the Partnership for any compensation paid by Burlington to its executive officers.  As a result, the Partnership does not pay compensation of any nature to the persons who effectively act as its executive officers.  Accordingly, the Partnership does not provide tabular disclosures regarding executive compensation, compensation discussion and analysis, a compensation committee report or information regarding compensation committee interlocks in the reports it files with the SEC.

The Board of Managers of Burlington effectively acts as our board of directors.  Although Burlington is not a public company and its securities are not listed on any stock market or otherwise publicly traded, its Board of Managers is constituted in a manner that complies with rules of the Securities and Exchange Commission and the Nasdaq Global Market related to public companies with securities listed on that exchange in order for the Partnership and its shares to comply with these rules.  Among other things, a majority of the Board of Managers of Burlington consists of managers who meet the definitions of independence under the rules of the SEC and the Nasdaq Global Market.  These independent managers are Patrick J. Jung, Mariann Byerwalter, Martin A. Massengale, Clayton Yeutter and William S. Carter.

Under the Partnership Agreement, the General Partner is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the revenue bonds, other tax-exempt investments and taxable mortgage loans held by the Partnership.  Six of the tax-exempt revenue bonds held by the Partnership provide for the payment of this administrative fee to the General Partner by the owner of the financed property.  When the administrative fee is payable by a property owner, it is subordinated to the payment of all base interest to the Partnership on the tax-exempt revenue bond secured by that property.  The Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by the property owner or a third party.  In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

The General Partner or its affiliates may also earn mortgage placement fees in connection with the identification and evaluation of additional investments that we acquire.  Any mortgage placement fees will be paid by the owners of the properties financed by the acquired mortgage revenue bonds out of bond proceeds.  The amount of mortgage placement fees, if any, will be subject to negotiation between the General Partner or its affiliates and such property owners.

America First Properties Management Company, L.L.C. (“Properties Management”) is an affiliate of Burlington that is engaged in the management of apartment complexes.  Ten of the 16 properties which collateralize the Partnership’s tax-exempt mortgage revenue bonds and all of the MF Properties are managed by Properties Management.  Properties Management may also seek to become the manager of apartment complexes financed by additional mortgage bonds acquired by the Partnership, subject to negotiation with the owners of these properties.  The entities that own these properties pay property management fees to Properties Management at rates that reflect the local markets in which the properties are located.  If the Partnership acquires ownership of any property through foreclosure of a revenue bond, Properties Management may provide property management services for such property and, in such case, the Partnership will pay Properties Management its fees for such services.  The General Partner believes that having Properties Management provide management of the properties that are financed by the Partnership’s tax exempt bonds and the MF Properties benefits the Partnership because it provides the General Partner with greater insight and understanding of the underlying properties’ operations, their ability to meet debt service requirements to the Partnership and helps assure that these properties are being operated in compliance with operating restrictions imposed by the terms of the applicable tax-exempt bond financing and/or LIHTCs relating to these properties.

USE OF PROCEEDS

We intend to use the net proceeds of this offering primarily to acquire additional tax-exempt mortgage revenue bonds secured by multifamily apartment properties and other investments meeting our investment criteria.  Any remaining net proceeds will be used for general business purposes, including reduction in our indebtedness.

RISK FACTORS

An investment in our shares involves a number of risks.  Before making an investment decision, you should carefully consider all of the risks described in this prospectus and any accompanying prospectus supplement.  If any of the risks discussed in this prospectus or such prospectus supplement actually occur, our business, financial condition and results of operations could be materially adversely affected.  If this were to occur, the amount of cash distributions we pay on the shares may be reduced, the trading price of the shares could decline and you may lose all or part of your investment.

The Partnership recently changed its distribution policy and may do so again in the future.

Cash distributions made by the Partnership to shareholders may increase or decrease at the determination of the General Partner based on its assessment of the amount of cash available to the Partnership for this purpose.  Beginning with the distribution for the second quarter 2009, the Partnership’s annual distribution was reduced from $0.54 per unit to $0.50 per unit due to the General Partner’s determination that higher borrowing costs and other factors would reduce the cash available to the Partnership to make distributions.  Although the General Partner believes that distributions at this new level are sustainable, if the Partnership’s actual results of operations vary from current projections and the actual cash generated is less than the new regular distribution, the Partnership may need to reduce the distribution rate further.  Any change in our distribution policy could have a material adverse effect on the market price of shares.

The receipt of interest and principal payments on our tax-exempt mortgage revenue bonds will be affected by the economic results of the underlying multifamily properties.

Although our tax-exempt mortgage revenue bonds are issued by state or local housing authorities, they are not obligations of these governmental entities and are not backed by any taxing authority.  Instead, each of these revenue bonds is backed by a non-recourse loan made to the owner of the underlying apartment complex and is secured by a first mortgage lien on the property.  Because of the non-recourse nature of the underlying mortgage loans, the sole source of cash to pay base and contingent interest on the revenue bond, and to ultimately pay the principal amount of the bond, is the net cash flow generated by the operation of the financed property and the net proceeds from the ultimate sale or refinancing of the property, except in limited cases where a property owner has provided a limited guarantee of certain payments.  This makes our investments in these mortgage revenue bonds subject to the kinds of risks usually associated with direct investments in multifamily real estate.  If a property is unable to sustain net cash flow at a level necessary to pay its debt service obligations on our tax-exempt mortgage revenue bond on the property, a default may occur.  Net cash flow and net sale proceeds from a particular property are applied only to debt service payments of the particular mortgage revenue bond secured by that property and are not available to satisfy debt service obligations on other mortgage revenue bonds that we hold.  In addition, the value of a property at the time of its sale or refinancing will be a direct function of its perceived future profitability.  Therefore, the amount of base and contingent interest that we earn on our mortgage revenue bonds, and whether or not we will receive the entire principal balance of the bonds as and when due, will depend to a large degree on the economic results of the underlying apartment complexes.

The net cash flow from the operation of a property may be affected by many things, such as the number of tenants, the rental rates, operating expenses, the cost of repairs and maintenance, taxes, government regulation, competition from other apartment complexes, mortgage rates for single-family housing and general and local economic conditions.  In most of the markets in which the properties financed by our bonds are located, there is significant competition from other apartment complexes and from single-family housing that is either owned or leased by potential tenants.  Low mortgage interest rates and federal tax credits make single-family housing more accessible to persons who may otherwise rent apartments.

The value of the properties is the only source of repayment of our tax-exempt mortgage revenue bonds.

The principal of most of our tax-exempt mortgage revenue bonds does not fully amortize over their terms.  This means that all or some of the balance of the mortgage loans underlying these bonds will be repaid as a lump-sum “balloon” payment at the end of the term.  The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our tax-exempt mortgage revenue bonds or obtain adequate refinancing.  The mortgage revenue bonds are not personal obligations of the property owners, and we rely solely on the value of the properties securing these bonds for security.  Similarly, if a tax-exempt mortgage revenue bond goes into default, our only recourse is to foreclose on the underlying multifamily property.  If the value of the underlying property securing the bond is less than the outstanding principal balance and accrued interest on the bond, we will suffer a loss.

In the event a property securing a tax-exempt mortgage revenue bond is not sold prior to the maturity or remarketing of the bond, any contingent interest payable from the net sale or refinancing proceeds of the underlying property will be determined on the basis of the appraised value of the underlying property.  Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties used for comparison purposes are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price.  Accordingly, such appraisals may result in us realizing less contingent interest from a tax-exempt mortgage revenue bond than we would have realized had the underlying property been sold.

There is additional credit risk when we make a taxable loan on a property.

The taxable mortgage loans that we make to owners of the apartment properties that secure tax-exempt mortgage revenue bonds held by us are non-recourse obligations of the property owner.  As a result, the sole source of principal and interest payments on these taxable loans is the net cash flow generated by these properties or the net proceeds from the sale of these properties.  The net cash flow from the operation of a property may be affected by many things as discussed above.  In addition, any payment of principal and interest on a taxable loan on a particular property will be subordinate to payment of all principal and interest (including contingent interest) on the tax-exempt mortgage revenue bond secured by the same property.  As a result, there may be a higher risk of default on the taxable loans than on the associated tax-exempt mortgage revenue bonds.  If a property is unable to sustain net cash flow at a level necessary to pay current debt service obligations on the taxable loan on such property, a default may occur.  While these taxable loans are secured by the underlying properties, in general, the Partnership does not expect to pursue foreclosure or other remedies against a property upon default of a taxable mortgage loan if the property is not in default on the tax-exempt bonds financing the property.

There are risks associated with our strategy of acquiring ownership interests in MF Properties in anticipation of future tax-exempt bond financings of these projects.

To facilitate our investment strategy of acquiring additional tax-exempt mortgage bonds secured by multifamily apartment properties, we may acquire ownership positions in MF Properties that we expect to ultimately sell in a syndication of LIHTCs after the expiration of the compliance period relating to existing LIHTCs issued with respect to the MF Properties.  Our plan is to provide tax-exempt mortgage financing to the new property owners at the time of a syndication of new LIHTCs in connection with a rehabilitation of these MF Properties.  Current credit market and general economic conditions have had a significant negative effect on the market for LIHTC syndications and, as a result, few LIHTC syndications are being completed at this time.  For this and other reasons, there is no assurance that the Partnership will be able to sell its interests in the MF Properties after the applicable LIHTC compliance period.  In addition, the value of the Partnership’s interest in MF Properties will be affected by the economic performance of the MF Properties and other factors generally affecting the value of residential rental properties.  As a result, there is no assurance the Partnership will not incur a loss upon the sale of its interest in an MF Property.  In addition, there is no assurance that we will be able to acquire tax-exempt bonds on the MF Properties even if we are able to sell our interests in the MF Properties in connection with the syndication of new LIHTCs.  During the time the Partnership owns an interest in an MF Property, any net income it receives from these MF Properties will not be exempt from federal or state income taxation.

We may suffer adverse consequences from changing interest rates.

We have financed the acquisition of some of our assets using variable-rate debt financing.  The interest that we pay on this financing fluctuates with a specific interest rate index.  All of our tax-exempt mortgage revenue bonds bear interest at fixed rates and, notwithstanding the contingent interest feature on some of these bonds, the amount of interest we earn on these bonds will not increase with a general rise in interest rates.  Accordingly, an increase in our interest expense due to an increase in the interest rate index used for our variable rate debt financing will reduce the amount of cash we have available for distribution to shareholders and may affect the market value of our shares.

An increase in interest rates could also decrease the value of our tax-exempt mortgage bonds.  A decrease in the value of our tax-exempt mortgage revenue bonds could cause the lender providing our debt financing to demand additional collateral to secure our debt financing.  If additional collateral is not available, the debt financing could be terminated and some or all of the bonds collateralizing such financing may be sold to repay the debt.  In that case, we would lose the net interest income from these bonds.  A decrease in the value of our tax-exempt mortgage revenue bonds could also decrease the amount we could realize on the sale of our investments and would decrease the amount of funds available for distribution to our shareholders.

During periods of low prevailing interest rates, the interest rates we earn on new tax exempt mortgage revenue bonds that we acquire may be lower than the interest rates on our existing portfolio of tax-exempt bonds.  To the extent we finance the acquisition of additional tax-exempt bonds through the issuance of additional shares or from the proceeds from the sale of existing tax-exempt bonds and we earn a lower interest rate on these additional bonds, the amount of cash available for distribution on a per share basis may be reduced.

We are subject to various risks associated with our derivative agreements.

We use various derivative instruments, such as interest rate swaps and interest rate caps, to mitigate the risks we are exposed to as a result of changing interest rates.  However, there is no assurance that these instruments will fully insulate the Partnership from the interest rate risks to which it is exposed.  In addition, there are costs associated with these derivative instruments and there is no assurance these cost will not ultimately turn out to exceed the losses we would have suffered, if any, had these instruments not been in place.  The counterparties to some of these instruments may have the right to convert them to fixed-rate agreements, and it is possible that such a conversion could result in our paying more interest than we would under our variable-rate financing.  There is also a risk that a counterparty to such an instrument will be unable to perform its obligations to the Partnership.  If a liquid secondary market does not exist for these instruments, we may be required to maintain a position until exercise or expiration, which could result in losses to the Partnership.  In addition, we are required to record the fair value of these derivative instruments on our financial statements by recording changes in their values as interest earnings or expense.  This can result in significant period to period volatility in the Partnership’s reported net income over the term of these instruments.

There are risks associated with debt financing programs that involve securitization of our tax-exempt bonds.

From time to time, we have obtained debt financing through the securitization of our tax-exempt mortgage revenue bonds and may obtain this type of debt financing in the future.  The terms of these securitization programs differ, but in general require that we deposit tax-exempt mortgage revenue bonds into a trust or other special purpose entity that issues a senior security to unaffiliated investors and a residual interest to the Partnership.  The trust or other entity receives all of the interest payments from its underlying tax-exempt mortgage revenue bonds from which it pays interest on the senior security at a variable rate.  As the holder of residual interest, the Partnership is entitled any remaining tax-exempt interest received by the trust after it has paid the full amount of interest due on the senior security and all of the expenses of the trust, including various fees to the trustee, remarketing agents and liquidity providers.  Specific risks generally associated with these bond securitization programs include the following:

Changes in short-term interest rates can adversely affect the cost of a bond securitization financing and could result in a loss of assets pledged as collateral for this financing.

The interest rate payable on the senior securities resets periodically based on a specified index usually tied to interest rates on short-term instruments.  In addition, because the senior securities may typically be tendered back to the trust, causing the trust to remarket the senior securities from time to time, an increase in interest rates may require an increase to the interest rate paid on the senior securities in order to successfully remarket these securities.  Any increase in interest rate payable on the senior securities will result in more of the underlying tax-exempt bond interest being used to pay interest on the senior securities leaving less tax-exempt bond interest available to the Partnership.  As a result, higher short-term interest rates will reduce, and could even eliminate, the Partnership’s return on a residual interest in this type of financing.

In addition, increases in interest rates generally may reduce the value of the bonds held by a trust and the other collateral pledged to a trust under this type of financing program.  As a result, rising interest rates could require the Partnership to pledge additional collateral to the trust’s liquidity providers.  If the Partnership was unable to provide sufficient additional collateral, one or more trusts may be terminated and the underlying tax-exempt bonds sold at unfavorable prices resulting in a loss to the Partnership.

Payments on the residual interests in these financing structures are subordinate to payments on the senior securities and to payment of trust expenses and no party guarantees the payment of any amounts under the residual interests.

The residual interests in a trust or other special purpose entity used for these types of financings are subordinate to the senior securities sold to investors.  As a result, none of the tax-exempt bond interest received by such a trust will be paid to the Partnership as the holder of a residual interest until all payments currently due on the senior securities have been paid in full and other trust expenses satisfied.  The holder of a residual certificate in such a trust can look only to the assets of the trust remaining after payment of these senior obligations for payment on the residual certificates.  No third party guarantees the payment of any amount on the residual certificates.

Termination of a bond securitization financing can occur for a number of reasons which could cause the Partnership to lose the tax-exempt mortgage revenue bonds and other collateral it pledged for such financing.

In general, the trust or other special purpose entity formed for a bond securitization financing can terminate for a number of different reasons relating to problems with the bonds or problems with the trust itself.  Problems with the bonds that could cause the trust to collapse include payment or other defaults or a determination that the interest on the bonds is taxable.  Problems with a trust include a downgrade in the investment rating of the senior securities that it has issued, a ratings downgrade of the liquidity provider for the trust, increases in short term interest rates in excess of the interest paid on the underlying bonds, declines in the value of the bonds and other collateral pledged to the trust, an inability to remarket the senior securities or an inability to obtain liquidity for the trust.  In each of these cases, the trust will be collapsed and the tax-exempt mortgage revenue bonds and other collateral held by the trusts will be sold.  If the proceeds from the sale of the trust collateral are not sufficient to pay the principal amount of the senior securities with accrued interest and the other expenses of the trusts, then the collateral pledged to the liquidity provider will also be sold.  As a result, the holder of the residual interest in the trust may not only lose its investment in the residual certificates, but could also lose all or part of the collateral pledged to the trust.

An insolvency or receivership of the program sponsor could impair the Partnership’s ability to recover the tax-exempt bonds and other collateral pledged by it in connection with a bond securitization financing.

In the event the sponsor of a bond securitization financing program becomes insolvent, it could be placed in receivership.  In that situation, it is possible that the Partnership would not be able to recover the tax-exempt mortgage revenue bonds and other collateral it pledged in connection with the bond securitization financing or that it would receive all or any of the payments due from the trust or other special purpose entity on the residual interest held by the Partnership in such trust or other entity.

Conditions in the credit markets have increased our cost of borrowing and have made financing difficult to obtain, each of which may have a material adverse effect on our results of operations and business.

Economic conditions in international and domestic credit markets have been, and remain, challenging.  Significantly tighter credit conditions and slower economic growth were experienced in 2009 and continued concerns about the systemic impact of high unemployment, restricted availability of credit, declining residential and commercial real estate markets, volatile energy prices, and declining business and consumer confidence have contributed to the economic downturn and it is unclear when and how quickly conditions and markets will improve, if at all.  As a result of these economic conditions, the cost and availability of credit has been, and may continue to be, adversely affected in all markets in which we operate.  Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide funding to borrowers.  As a result, our access to debt and equity financing may be adversely affected.  If these market and economic conditions continue, they may limit our ability to replace or renew maturing debt financing on a timely basis and impair our access to capital markets to meet our liquidity and growth requirements which may have an adverse effect on our financial condition and results of operations.

Our tax-exempt mortgage revenue bonds are illiquid assets and their value may decrease.

The majority of our assets consist of our tax-exempt mortgage revenue bonds.  These mortgage revenue bonds are relatively illiquid, and there is no existing trading market for these mortgage revenue bonds.  As a result, there are no market makers, price quotations or other indications of a developed trading market for these mortgage revenue bonds.  In addition, no rating has been issued on any of the existing mortgage revenue bonds and we do not expect to obtain ratings on mortgage revenue bonds we may acquire in the future.  Accordingly, any buyer of these mortgage revenue bonds would need to perform its own due diligence prior to a purchase.  As a result, our ability to sell our tax-exempt mortgage revenue bonds, and the price we may receive upon their sale, will be affected by the number of potential buyers, the number of similar securities on the market at the time and a number of other market conditions.  As a result, such a sale could result in a loss to us.

The rent restrictions and occupant income limitations imposed on properties financed by our tax-exempt mortgage revenue bonds and on our MF Properties may limit the revenues of such properties.

All of the apartment properties securing our tax-exempt mortgage revenue bonds and the MF Properties in which our subsidiaries hold indirect interests are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants.  Since federal rent subsidies are not generally available on these properties, rents must be charged on a designated portion of the units at a level to permit these units to be continuously occupied by low or moderate income persons or families.  As a result, these rents may not be sufficient to cover all operating costs with respect to these units and debt service on the applicable tax-exempt mortgage revenue bond.  This may force the property owner to charge rents on the remaining units that are higher than they would be otherwise and may, therefore, exceed competitive rents which may adversely affect the occupancy rate of a property securing an investment and the property owner’s ability to service its debt.

The properties financed by certain of our tax-exempt mortgage revenue bonds are not completely insured against damages from hurricanes and other major storms.

Five of the multifamily housing properties financed by tax-exempt bonds held by the Partnership are located in areas that are prone to damage from hurricanes and other major storms.  The current insurable value of these five properties is approximately $63.6 million.  Due to the significant losses incurred by insurance companies in recent years due to damages from hurricanes, many property and casualty insurers now require property owners to assume the risk of first loss on a larger percentage of their property’s value.  In general, the current insurance policies on the five properties financed by the Partnership that are located in areas rated for hurricane and storm exposure carry a 3% deductible on the insurable value of the properties.  As a result, if any of these properties were damaged in a hurricane or other major storm, the amount of uninsured losses could be significant and the property owner may not have the resources to fully rebuild the property and could result in a default on the tax-exempt mortgage revenue bonds secured by the property.  In addition, the damages to a property may result in all or a portion of the rental units not being rentable for a period of time.  Unless a property owner carries rental interruption insurance, this loss of rental income would reduce the cash flow available to pay base or contingent interest on the Partnership’s tax-exempt bonds collateralized by these properties.

The properties securing our revenue bonds or the MF Properties may be subject to liability for environmental contamination which could increase the risk of default on such bonds or loss of our investment.

The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property.  Various federal, state and local laws often impose such liability without regard to whether the owner or operator of real property knew of, or was responsible for, the release of such hazardous substances.  We cannot assure you that the properties that secure our tax-exempt mortgage revenue bonds or the MF Properties in which our subsidiaries hold indirect interests, will not be contaminated.  The costs associated with the remediation of any such contamination may be significant and may exceed the value of a property or result in the property owner defaulting on the revenue bond secured by the property or otherwise result in a loss of our investment in a property.

If we acquire ownership of apartment properties we will be subject to all of the risks normally associated with the ownership of commercial real estate.

We may acquire ownership of apartment complexes financed by tax-exempt bonds held by us in the event of a default on such bonds.  We may also acquire indirect ownership of MF Properties on a temporary basis in order to facilitate the eventual acquisition by us of tax-exempt mortgage revenue bonds on these apartment properties.  In either case, during the time we own an apartment complex, we will generate taxable income or losses from the operations of such property rather than tax exempt interest.  In addition, we will be subject to all of the risks normally associated with the operation of commercial real estate including declines in property value, occupancy and rental rates and increases in operating expenses.  We may also be subject to government regulations, natural disasters and environmental issues, any of which could have an adverse affect on the Partnership’s financial results and ability to make distributions to shareholders.

There are a number of risks related to the construction of multifamily apartment properties that may affect the tax-exempt bonds issued to finance these properties.

We may invest in tax-exempt revenue bonds secured by multifamily housing properties which are still under construction.  Construction of such properties generally takes approximately twelve to eighteen months.  The principal risk associated with construction lending is the risk that construction of the property will be substantially delayed or never completed.  This may occur for a number of reasons including (i) insufficient financing to complete the project due to underestimated construction costs or cost overruns; (ii) failure of contractors or subcontractors to perform under their agreements; (iii) inability to obtain governmental approvals; (iv) labor disputes; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer.  While we may be able to protect ourselves from some of these risks by obtaining construction completion guarantees from developers, agreements of construction lenders to purchase our bonds if construction is not completed on time, and/or payment and performance bonds from contractors, we may not be able to do so in all cases or such guarantees or bonds may not fully protect us in the event a property is not completed.  In other cases, we may decide to forego certain types of available security if we determine that the security is not necessary or is too expensive to obtain in relation to the risks covered.  If a property is not completed, or costs more to complete than anticipated, it may cause us to receive less than the full amount of interest owed to us on the tax-exempt bond financing such property or otherwise result in a default under the mortgage loan that secures our tax-exempt bond on the property.  In such case, we may be forced to foreclose on the incomplete property and sell it in order to recover the principal and accrued interest on our tax-exempt bond and we may suffer a loss of capital as a result.  Alternatively, we may decide to finance the remaining construction of the property, in which event we will need to invest additional funds into the property, either as equity or as a taxable loan.  Any return on this additional investment would not be tax-exempt.  Also, if we foreclose on a property, we will no longer receive tax-exempt interest on the bond issued to finance the property.  The overall return to the Partnership from its investment in such property is likely to be less than if the construction had been completed on time or within budget.

There are a number of risks related to the lease-up of newly constructed or renovated properties that may affect the tax-exempt bonds issued to finance these properties.

We may acquire tax-exempt revenue bonds issued to finance properties in various stages of construction or renovation.  As construction or renovation is completed, these properties will move into the lease-up phase.  The lease-up of these properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that these investments may go into default than investments secured by mortgages on properties that are stabilized or fully leased-up.  The underlying property may not achieve expected occupancy or debt service coverage levels.  While we may require property developers to provide us with a guarantee covering operating deficits of the property during the lease-up phase, we may not be able to do so in all cases or such guarantees may not fully protect us in the event a property is not leased up to an adequate level of economic occupancy as anticipated.

We have assumed certain potential liability relating to recapture of tax credits on MF Properties.

The Partnership has acquired indirect interests in several MF Properties that generated LIHTCs for the previous partners in these partnerships.  When the Partnership acquires an interest in an MF Property, it generally must agree to reimburse the prior partners for any liabilities they incur due to a recapture of LIHTCs that result from the failure to operate the MF Property in a manner inconsistent with the laws and regulations relating to LIHTCs after the Partnership acquired its interest in the MF Property.  The amount of this recapture liability can be substantial.

This offering and any future issuances of additional shares could cause their market value to decline.

The issuance of shares in this offering and any future offerings may have a dilutive impact on our existing shareholders.  This prospectus is part of a Registration Statement on Form S-3 that has been filed by the Partnership with the SEC relating to the sale of up to $200 million of its shares which we intend to issue from time to time to raise additional equity capital as needed to fund investment opportunities.  The issuance of additional shares could cause dilution of the existing shares and a decrease in the market price of the shares.  In addition, if additional shares are issued but we are unable to invest the additional equity capital in assets that generate tax-exempt income at levels at least equivalent to our existing assets, the amount of cash available for distribution on a per share basis may decline.

The Partnership is not registered under the Investment Company Act.

The Partnership is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) because it operates under an exemption therefrom.  As a result, none of the protections of the Investment Company Act (disinterested directors, custody requirements for securities, and regulation of the relationship between a fund and its advisor) will be applicable to the Partnership.

The Partnership engages in transactions with related parties.

Each of the executive officers of Burlington and four of the managers of Burlington hold equity positions in Burlington.  A subsidiary of Burlington acts as the General Partner and manages our investments and performs administrative services for us and earns certain fees that are either paid by the properties financed by our tax-exempt mortgage revenue bonds or by us.  Another subsidiary of Burlington provides on-site management for many of the multifamily apartment properties that underlie our tax-exempt bonds and each of our MF Properties and earns fees from the property owners based on the gross revenues of these properties.  The shareholders of the limited-purpose corporations which own four of the apartment properties financed with tax-exempt bonds and taxable loans held by the Partnership are employees of Burlington who are not involved in the operation or management of the Partnership and who are not executive officers or managers of Burlington.  Because of these relationships, our agreements with Burlington and its subsidiaries are related-party transactions.  By their nature, related-party transactions may not be considered to have been negotiated at arm’s length.  These relationships may also cause a conflict of interest in other situations where we are negotiating with Burlington.

Shareholders may incur tax liability if any of the interest on our tax-exempt mortgage revenue bonds is determined to be taxable.

Certain of our tax-exempt mortgage revenue bonds bear interest at rates which include contingent interest.  Payment of the contingent interest depends on the amount of net cash flow generated by, and net proceeds realized from a sale of, the property securing the bond.  Due to this contingent interest feature, an issue may arise as to whether the relationship between the property owner and us is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the property owner.  If the IRS were to determine that tax-exempt mortgage revenue bonds represented an equity investment in the underlying property, the interest paid to us could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.  We have obtained legal opinions to the effect that the base interest paid on our tax-exempt mortgage revenue bonds is excludable from gross income for federal income tax purposes provided the interest is not paid to a “substantial user” or “related person” as defined in the Internal Revenue Code.  However, these legal opinions are not binding on the IRS or the courts, and no assurances can be given that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court.  In addition, the tax-exempt status of the interest paid on our tax-exempt mortgage revenue bonds is subject to compliance by the underlying properties, and the owners thereof, with the bond documents and covenants required by the bond-issuing authority and the Internal Revenue Code.  Among these requirements are tenant income restrictions, regulatory agreement compliance, reporting requirements, use of proceeds restrictions and compliance with rules pertaining to interest arbitrage.  Each issuer of the revenue bonds, as well as each of the underlying property owners/borrowers, has agreed to comply with procedures and guidelines designed to ensure satisfaction with the continuing requirements of the Internal Revenue Code.  Failure to comply with these continuing requirements of the Internal Revenue Code may cause the interest on our bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.  In addition, if we have, and may in the future, obtain debt financing through bond securitization programs in which we place tax-exempt mortgage revenue bonds into trusts and are entitled to a share of the tax-exempt interest received by the trust on these bonds after the payment of interests on senior securities issued by the trust, it is possible that the characterization of our residual interest in such a securitization trust could be challenged and the income that we receive through these instruments could be treated as ordinary taxable income includable in our gross income for federal tax purposes.

Not all of the income received by the Partnership is exempt from taxation.

We have made, and may make in the future, taxable mortgage loans to the owners of properties which are secured by tax-exempt mortgage revenue bonds that we hold.  The interest income earned by the Partnership on these mortgage loans is subject to federal and state income taxes.  In addition, if we acquire direct or indirect interests in real estate, either through foreclose of a property securing a tax-exempt mortgage revenue bond or a taxable loan or through the acquisition of an MF Property, any income we receive from the property will be taxable income from the operation of real estate.  In that case, the taxable income received by the Partnership will be allocated to our shareholders and will represent taxable income to them regardless of whether an amount of cash equal to such allocable share of this taxable income is actually distributed to shareholders.

If the Partnership was determined to be an association taxable as a corporation, it will have adverse economic consequences for the Partnership and its shareholders.

The Partnership has made an election to be treated as a partnership for federal income tax purposes.  The purpose of this election is to eliminate federal and state income tax liability for the Partnership and allow us to pass through our tax-exempt interest to our shareholders so that they are not subject to federal tax on this income.  If our treatment as a partnership for tax purposes is challenged, we would be classified as an association taxable as a corporation.  This would result in the Partnership being taxed on its taxable income, if any, and, in addition, would result in all cash distributions made by the Partnership to shareholders being treated as taxable ordinary dividend income to the extent of the Partnership’s earnings and profits, which would include tax-exempt income. The payment of these dividends would not be deductible by the Partnership.  The listing of the Partnership’s units for trading on the Nasdaq Global Market causes the Partnership to be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code.  A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income.  Qualifying income includes interest, dividends, real property rents, gain from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items.  Substantially all of the Partnership’s gross income will continue to be tax-exempt interest income on mortgage bonds.  While we believe that all of this interest income is qualifying income, it is possible that some or all of our income could be determined not to be qualifying income.  In such a case, if more than 10% of our annual gross income in any year is not qualifying income, the Partnership will be taxable as a corporation rather than a partnership for federal income tax purposes.  We have not received, and do not intend to seek, a ruling from the Internal Revenue Service regarding our status as a partnership for tax purposes.

 To the extent the Partnership generates taxable income; shareholders will be subject to income taxes on this income, whether or not they receive cash distributions.

As a partnership, our shareholders will be individually liable for income tax on their proportionate share of any taxable income realized by the Partnership, whether or not we make cash distributions.

There are limits on the ability of our shareholders to deduct Partnership losses and expenses allocated to them.

The ability of shareholders to deduct their proportionate share of the losses and expenses generated by the Partnership will be limited in certain cases, and certain transactions may result in the triggering of the Alternative Minimum Tax for shareholders who are individuals.

See “U.S. FEDERAL INCOME TAX CONSIDERATIONS” for a more complete discussion of federal income tax considerations affecting an investment in shares.

FEDERAL INCOME TAX LAWS AND REGULATIONS ARE SUBJECT TO REVISION AND CHANGING INTERPRETATION BY THE IRS, THE U.S. TREASURY DEPARTMENT AND THE COURTS.  CHANGES TO THE TAX LAW, WHICH MAY HAVE RETROACTIVE APPLICATION, COULD ADVERSELY AFFECT THE PARTNERSHIP, ITS ASSETS AND ITS SHAREHOLDERS.  WE CANNOT PREDICT WHETHER, WHEN, IN WHAT FORMS OR WITH WHAT EFFECTIVE DATES THE TAX LAW APPLICABLE TO US WILL BE CHANGED.

PROSPECTIVE SUBSCRIBERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP PRIOR TO PURCHASING SHARES.

TERMS OF THE PARTNERSHIP AGREEMENT

General

The rights and obligations of shareholders and the General Partner are set forth in the Partnership Agreement.  The following is a summary of the Partnership Agreement.  This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Partnership Agreement, which is incorporated by reference into this prospectus.

Management

Under the terms of the Partnership Agreement, the General Partner has full, complete and exclusive authority to manage and control the business affairs of the Partnership.  Such authority specifically includes, but is not limited to, the power to (i) acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the investments of the Partnership, (ii) issue additional shares, borrow money and issue evidences of indebtedness, and (iii) apply the proceeds from the sale or the issuance of additional shares to the acquisition of additional revenue bonds (and associated taxable mortgages) and other types of investments meeting the Partnership’s investment criteria.  The Partnership Agreement provides that the General Partner and its affiliates may and shall have the right to provide goods and services to the Partnership subject to certain conditions.  The Partnership Agreement also imposes certain limitations on the authority of the General Partner, including restrictions on the ability of the General Partner to dissolve the Partnership without the consent of a majority in interest of the shareholders.

Other than certain limited voting rights discussed under “Voting Rights,” the shareholders do not have any authority to transact business for, or participate in the management of, the Partnership.  The only recourse available to shareholders in the event that the General Partner takes actions with respect to the business of the Partnership with which shareholders do not agree is to vote to remove the General Partner and admit a substitute general partner.  See “Removal or Withdrawal of the General Partner” below.

Allocations and Distributions

Net Interest Income.

The Partnership Agreement provides that all Net Interest Income generated by the Partnership that is not contingent interest will be distributed 99% to shareholders and 1% to the General Partner.  During the years ended December 31, 2008 and 2009, the General Partner received total distributions of Net Interest Income of approximately $18,000 and $52,000, respectively.  In addition, the Partnership Agreement provides that the General Partner is entitled to 25% of Net Interest Income representing contingent interest up to a maximum amount equal to 0.9% per annum of the principal amount of all mortgage bonds held by the Partnership, as the case may be.  During the years ended December 31, 2008 and 2009, the General Partner received total distributions of Net Interest Income representing contingent interest of approximately $1.8 million and $1.2 million, respectively.

Interest Income of the Partnership includes all cash receipts except for (i) capital contributions, (ii) Residual Proceeds or (iii) the proceeds of any loan or the refinancing of any loan.  “Net Interest Income” of the Partnership means all Interest Income plus any amount released from the Partnership reserves for distribution, less expenses and debt service payments and any amount deposited in reserve or used or held for the acquisition of additional investments.

Net Residual Proceeds.

The Partnership Agreement provides that Net Residual Proceeds (whether representing a return of principal or contingent interest) will be distributed 100% to the shareholders, except that 25% of Net Residual Proceeds representing contingent interest will be distributed to the General Partner until it receives a maximum amount per annum (when combined with all distributions to it of Net Interest Income representing contingent interest during the year) equal to 0.9% of the principal amount of the Partnership’s mortgage bonds.  Under the terms of the Partnership Agreement, “Residual Proceeds” means all amounts received by the Partnership upon the sale of any asset or from the repayment of principal of any bond.  “Net Residual Proceeds” means, with respect to any distribution period, all Residual Proceeds received by the Partnership during such distribution period, plus any amounts released from reserves for distribution, less all expenses that are directly attributable to the sale of an asset, amounts used to discharge indebtedness and any amount deposited in reserve or used or held for the acquisition of investments.  Notwithstanding its authority to invest Residual Proceeds in additional investments, the General Partner does not intend to use this authority to acquire additional investments indefinitely without distributing Net Residual Proceeds to the shareholders.  Rather, it is designed to afford the General Partner the ability to increase the income-generating investments of the Partnership in order to potentially increase the Net Interest Income from, and value of, the Partnership.  No distributions of Net Residual Proceeds were made by the Partnership during the year ended December 31, 2008.  During the year ended December 31, 2009, a distribution of Net Residual Proceeds was made by the Partnership to the General Partner totaling approximately $215,000.

Distributions upon Liquidation.

The term of the Partnership expires on December 31, 2050 unless terminated earlier as provided in the Partnership Agreement.  Upon the dissolution of the Partnership, the proceeds from the liquidation of its assets will be first applied to the payment of the obligations and liabilities of the Partnership and the establishment of any reserve therefor as the General Partner determines to be necessary and then distributed to the General Partner and the shareholders in proportion to, and to the extent of, their respective capital account balances and then in the same manner as Net Residual Proceeds.

Timing of Cash Distributions.

The Partnership currently makes quarterly cash distributions to shareholders.  However, the Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis provided that distributions are made at least semiannually.  Regardless of the distribution period selected by the General Partner, cash distributions must be made within 60 days of the end of each such period.

Allocation of Income and Losses.

Income and losses from operations will be allocated 99% to the shareholders and 1% to the General Partner.  Income arising from a sale of or liquidation of the Partnership’s assets will be first allocated to the General Partner in an amount equal to the Net Residual Proceeds or liquidation proceeds distributed to the General Partner from such transaction, and the balance will be distributed to the shareholders.  Losses from a sale of a property or from a liquidation of the Partnership will be allocated among the General Partner and the shareholders in the same manner as the Net Residual Proceeds or liquidation proceeds from such transaction are distributed.

Allocation Among Shareholders.

Income and losses will be allocated on a monthly basis to the shareholders of record as of the last day of a month.  If a shareholder is recognized as the record holder of shares on such date, such shareholder will be allocated all income and losses for such month.  Cash distributions will be made to the shareholders of record as of the last day of each distribution period.  If the Partnership recognizes a transfer prior to the end of a distribution period, the transferee will be deemed to be the holder for the entire distribution period and will receive the entire cash distribution for such period.  Accordingly, if the General Partner selects a quarterly or semiannual distribution period, the transferor of shares during such a distribution period may be recognized as the record holder of the shares at the end of one or more months during such period and be allocated income or losses for such months but not be recognized as the record holder of the shares at the end of the period and, therefore, not be entitled to a cash distribution for such period.  The General Partner retains the right to change the method by which income and losses of the Partnership will be allocated between buyers and sellers of shares during a distribution period based on consultation with tax counsel and accountants.  However, no change may be made in the method of allocation of income or losses without written notice to the shareholders at least 10 days prior to the proposed effectiveness of such change unless otherwise required by law.

Payments to the General Partner

Fees.

In addition to its share of Net Interest Income and Net Residual Proceeds and reimbursement for expenses, the General Partner will be entitled to an administrative fee in an amount equal to 0.45% per annum of principal amount of the revenue bonds, other tax-exempt investments and taxable mortgage loans held by the Partnership.  In general, the administrative fee will be payable by the owners of the properties financed by the revenue bonds held by the Partnership but will be subordinate to the payment of all base interest to the Partnership on the bonds.  Six of the tax-exempt mortgage revenue bonds held by the Partnership provide for the payment of this administrative fee to the General Partner by the owner of the financed property.  The General Partner may seek to negotiate the payment of the administrative fee in connection with the acquisition of additional revenue bonds by the Partnership by the owner of the financed property or by another third party.  However, the Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by a third party.  In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

Reimbursement of Expenses.

In addition to the allocation of profits, losses and cash distributions to the General Partner, the Partnership will reimburse the General Partner or its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred in connection with the business of the Partnership, direct out-of-pocket fees, expenses and charges paid to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to shareholders, an allocable portion of the salaries and fringe benefits of non-officer employees of Burlington, insurance premiums (including premiums for liability insurance that will cover the Partnership, the General Partner and Burlington), the cost of compliance with all state and federal regulatory requirements and Nasdaq listing fees and charges and other payments to third parties for services rendered to the Partnership.  The General Partner will also be reimbursed for any expenses it incurs acting as tax matters partner for the Partnership.  The Partnership will not reimburse the General Partner or its affiliates for the travel expenses of the president of Burlington or for any items of general overhead.  The Partnership will not reimburse the General Partner or Burlington for any salaries or fringe benefits of any of the executive officers of Burlington.  The Partnership’s independent accountants are required to verify that any reimbursements received by the General Partner from the Partnership were for expenses incurred by the General Partner or its affiliates in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were otherwise permissible reimbursements under the terms of the Partnership Agreement.  The annual report to shareholders is required to itemize the amounts reimbursed to the General Partner and its affiliates.

Payments for Goods and Services.

The Partnership Agreement provides that the General Partner and its affiliates may provide goods and services to the Partnership.  The provision of any goods and services by the General Partner or its affiliates to the Partnership must be part of their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership, and such goods and services shall be reasonable for and necessary to the Partnership, shall actually be furnished to the Partnership and shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services for comparable goods and services by independent parties in the same geographic location.  All goods and services provided by the General Partner or any affiliates must be rendered pursuant to a written contract containing a clause allowing termination without penalty on 60 days’ notice to the General Partner by the vote of the majority in interest of the shareholders.  Payment made to the General Partner or any affiliate for goods and services must be fully disclosed to shareholders.  The General Partner does not currently provide goods and services to the Partnership other than its services as General Partner.  If the Partnership acquires ownership of any property through foreclosure of a revenue bond, an affiliate of the General Partner may provide property management services for such property and, in such case, the Partnership will pay such its fees for such services.  Under the Partnership Agreement, such property management fees may not exceed the lesser of (i) the fees charged by unaffiliated property managers in the same geographic area or (ii) 5% of the gross revenues of the managed property.

Issuance of Additional Shares

The Partnership Agreement provides that the General Partner may cause the Partnership to issue additional shares from time to time on such terms and conditions as it shall determine.

Liability of Partners and Shareholders

Under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)and the terms of the Partnership Agreement, the General Partner will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership.  However, the Partnership Agreement provides that the General Partner has no liability to the Partnership for any act or omission reasonably believed to be within the scope of authority conferred by the Partnership Agreement and in the best interest of the Partnership, provided that the course of conduct giving rise to the threatened, pending or completed claim, action or suit did not constitute fraud, bad faith, negligence, misconduct or a breach of its fiduciary obligations to the shareholders.  Therefore, shareholders may have a more limited right of action against the General Partner than they would have absent those limitations in the Partnership Agreement.  The Partnership Agreement also provides for indemnification of the General Partner and its affiliates by the Partnership for certain liabilities that the General Partner and its affiliates may incur under the Securities Act of 1933, as amended, and in dealings with the Partnership and third parties on behalf of the Partnership.  To the extent that the provisions of the Partnership Agreement include indemnification for liabilities arising under the Securities Act of 1933, as amended, such provisions are, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

No shareholder will be personally liable for the debts, liabilities, contracts or any other obligations of the Partnership unless, in addition to the exercise of his rights and powers as a shareholder, he takes part in the control of the business of the Partnership.  It should be noted, however, that the Delaware LP Act prohibits a limited partnership from making a distribution that causes the liabilities of the limited partnership to exceed the fair value of its assets.  Any limited partner who receives a distribution knowing that the distribution was made in violation of this provision of the Delaware LP Act is liable to the limited partnership for the amount of the distribution.  This provision of the Delaware LP Act probably applies to shareholders as well as to the sole limited partner of the Partnership.  In any event, the Partnership Agreement provides that to the extent our sole limited partner is required to return any distributions or repay any amount by law or pursuant to the Partnership Agreement, each shareholder who has received any portion of such distributions is required to repay his proportionate share of such distribution to our sole limited partner immediately upon notice by the sole limited partner to such shareholder.  Furthermore, the Partnership Agreement allows the General Partner to withhold future distributions to shareholders until the amount so withheld equals the amount required to be returned by the sole limited partner.  Because shares are transferable, it is possible that distributions may be withheld from a shareholder who did not receive the distribution required to be returned.

Voting Rights

The Partnership Agreement provides that the sole limited partner will vote its limited partnership interests as directed by the shareholders.  Accordingly, the shareholders, by vote of a majority in interest thereof, may:

(i)
amend the Partnership Agreement (provided that the concurrence of the General Partner is required for any amendment that modifies the compensation or distributions to which the General Partner is entitled or that affects the duties of the General Partner);

(ii)	dissolve the Partnership;

(iii)	remove the General Partner and consent to the admission of a successor general partner; or

(iv)	terminate an agreement under which the General Partner provides goods and services to the Partnership.

In addition, without the consent of a majority in interest of the shareholders, the General Partner may not, among other things:

(i)
sell or otherwise dispose of all or substantially all of the assets of the Partnership in a single transaction (provided that the General Partner may sell the last property owned by the Partnership without such consent);

(ii)	elect to dissolve the Partnership; or

(iii)	admit an additional general partner.

The General Partner may at any time call a meeting of the shareholders, call for a vote without a meeting of the shareholders or otherwise solicit the consent of the shareholders and is required to call such a meeting or vote or solicit consents following receipt of a written request therefor signed by 10% or more in interest of the shareholders.  The Partnership does not intend to hold annual or other periodic meetings of shareholders.  Although the Partnership Agreement permits the consent of the shareholders to be given after the act is done with respect to which the consent is solicited, the General Partner does not intend to act without the prior consent of the shareholders, in such cases where consent of the shareholders is required, except in extraordinary circumstances where inaction may have a material adverse effect on the interest of the shareholders.

Reports

Within 120 days after the end of the fiscal year, the General Partner will distribute a report to shareholders that shall include (i) financial statements of the Partnership for such year that have been audited by the Partnership’s independent public accountant, (ii) a report of the activities of the Partnership during such year and (iii) a statement (which need not be audited) showing distributions of Net Interest Income and Net Residual Proceeds.  The annual report will also include a detailed statement of the amounts of fees and expense reimbursements paid to the General Partner and its affiliates by the Partnership during the fiscal year.

Within 60 days after the end of the first three quarters of each fiscal year, the General Partner will distribute a report that shall include (i) unaudited financial statements of the Partnership for such quarter, (ii) a report of the activities of the Partnership during such quarter and (iii) a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter.

The Partnership will also provide shareholders with a report on Form K-1 or other information required for federal and state income tax purposes within 75 days of the end of each year.

Removal or Withdrawal of the General Partner

The shareholders may, by vote of a majority in interest, remove the General Partner from the Partnership with or without cause and appoint a successor general partner.  The General Partner may not withdraw voluntarily from the Partnership or sell, transfer or assign all or any portion of its interest in the Partnership unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement.  With the consent of a majority in interest of the shareholders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the shareholders in the Partnership are not reduced thereby.  The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware LP Act with respect to admission of an additional general partner.  In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the majority in interest of the shareholders, the Partnership Agreement requires, among other things, that (i) such person agree to and execute the Partnership Agreement and (ii) counsel for the Partnership or shareholders render an opinion that such person’s admission is in accordance with the Delaware LP Act.

Effect of Removal, Bankruptcy, Dissolution or Withdrawal of the General Partner

In the event of a removal, bankruptcy, dissolution or withdrawal of the General Partner, it will cease to be the General Partner but will remain liable for obligations arising prior to the time it ceases to act in that role.  The former General Partner’s interest in the Partnership will be converted into a limited partner interest having the same rights to share in the allocations of income and losses of the Partnership and distributions of Net Interest Income, Net Residual Proceeds and cash distributions upon liquidation of the Partnership as it did as General Partner.  Any successor general partner shall have the option, but not the obligation, to acquire all or a portion of the interest of the removed General Partner at its then fair market value.  The Partnership Agreement bases the fair market value of the General Partner’s interest on the present value of its future administrative fees and distributions of Net Interest Income plus any amount that would be paid to the removed General Partner upon an immediate liquidation of the Partnership.  Any disputes over valuation would be settled by the successor general partner and removed General Partner through arbitration.

Amendments

In addition to amendments to the Partnership Agreement adopted by a majority in interest of the shareholders, the Partnership Agreement may be amended by the General Partner, without the consent of the shareholders, in certain limited respects if such amendments are not materially adverse to the interest of the shareholders.  In addition, the General Partner is authorized to amend the Partnership Agreement to admit additional, substitute or successor partners into the Partnership if such admission is effected in accordance with the terms of the Partnership Agreement.

Dissolution and Liquidation

The Partnership will continue in full force and effect until December 31, 2050, unless terminated earlier as a result of:

(i)
the passage of 90 days following the bankruptcy, dissolution, withdrawal or removal of a general partner who is at that time the sole general partner, unless all of the remaining partners (it being understood that for purposes of this provision the sole limited partner shall vote as directed by a majority in interest of the shareholders) agree in writing to continue the business of the Partnership and a successor general partner is designated within such 90-day period;

(ii)	the passage of 180 days after the repayment, sale or other disposition of all of the Partnership’s investments and substantially all its other assets;

(iii)	the election by a majority in interest of shareholders or by the General Partner (subject to the consent of a majority in interest of the shareholders) to dissolve the Partnership; or

(iv)	any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Upon dissolution of the Partnership, its assets will be liquidated and after the payment of its obligations and the setting up of any reserves for contingencies that the General Partner considers necessary, any proceeds from the liquidation will be distributed as set forth under “Allocations and Distributions—Distributions upon Liquidation” above.

Designation of Tax Matters Partner

The General Partner has been designated as the Partnership’s “tax matters partner” for purposes of federal income tax audits pursuant to Section 6231 of the Internal Revenue Code and the regulations thereunder.  Each shareholder agrees to execute any documents that may be necessary or appropriate to maintain such designation.

Tax Elections

Under the Partnership Agreement, the General Partner has the exclusive authority to make or revoke any tax elections on behalf of the Partnership.

Books and Records

The books and records of the Partnership shall be maintained at the office of the Partnership located at Suite 400, 1004 Farnam Street, Omaha, Nebraska 68102, and shall be available there during ordinary business hours for examination and copying by any shareholder or his duly authorized representative.  The records of the Partnership will include a list of the names and addresses of all shareholders, and shareholders will have the right to secure, upon written request to the General Partner and payment of reasonable expenses in connection therewith, a list of the names and addresses of, and the number of shares held by, all shareholders.

Accounting Matters

The fiscal year of the Partnership will be the calendar year.  The books and records of the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

Other Activities

The Partnership Agreement allows the General Partner and its affiliates to engage generally in other business ventures and provides that shareholders will have no rights with respect thereto by virtue of the Partnership Agreement.  In addition, the Partnership Agreement provides that an affiliate of the General Partner may acquire and hold debt securities or other interests secured by a property that also secures a mortgage bond held by the Partnership, provided that such mortgage bond is not junior or subordinate to the interest held by such affiliate.

Derivative Actions

The Partnership Agreement provides that a shareholder may bring a derivative action on behalf of the Partnership to recover a judgment to the same extent as a limited partner has such rights under the Delaware LP Act.  The Delaware LP Act provides for the right to bring a derivative action, although it authorizes only a partner of a partnership to bring such an action.  There is no specific judicial or statutory authority governing the question of whether an assignee of a partner (such as a shareholder) has the right to bring a derivative action where a specific provision exists in the Partnership Agreement granting such rights.  Furthermore, there is no express statutory authority for a limited partner’s class action in Delaware, and whether a class action may be brought by shareholders to recover damages for breach of the General Partner’s fiduciary duties in Delaware state courts is unclear.

DESCRIPTION OF THE SHARES

Beneficial Unit Certificates

Our shares are beneficial unit certificates that represent assignments by the sole limited partner of its entire limited partner interest in the Partnership.  Although shareholders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Partnership Agreement and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits and cash distributions, as if they were limited partners of the Partnership.

A majority in interest of the shareholders (voting through the sole limited partner), without the concurrence of the General Partner, may, among other things, (i) amend the Partnership Agreement (with certain restrictions), (ii) approve or disapprove the sale of all or substantially all of the Partnership’s assets in a single transaction (other than a transfer necessary to for a securitization of the Partnership’s tax-exempt bonds or a sale of assets following dissolution of the Partnership), (iii) dissolve the Partnership or (iv) remove the General Partner and elect a replacement therefor.  The General Partner may not dissolve the Partnership without the consent of a majority in interest of the shareholders.

Transfers

The shares will be issued in registered form only and, except as noted below, are freely transferable.  The shares are listed on the Nasdaq Global Market under the symbol “ATAX.”

A purchaser of shares will be recognized as a shareholder for all purposes on the books and records of the Partnership on the day on which the General Partner (or other transfer agent appointed by the General Partner) receives satisfactory evidence of the transfer of shares.  All shareholder rights, including voting rights, rights to receive distributions and rights to receive reports, and all allocations in respect of shareholders, including allocations of income and expenses, will vest in, and be allocable to, shareholders as of the close of business on such day.   America Stock Transfer of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the shares.

A transfer or assignment of 50% or more of the outstanding shares within a 12-month period may terminate the Partnership for federal income tax purposes, which may result in adverse tax consequences to shareholders.  In order to protect against such a termination, the Partnership Agreement permits the General Partner to suspend or defer any transfers or assignments of shares at any time after it determines that 45% or more of all shares may have been transferred (as defined by the federal income tax laws) within a 12-month period and that the resulting termination of the Partnership for tax purposes would adversely affect the economic interests of the shareholders.  Any deferred transfers will be effected (in chronological order to the extent practicable) on the first day of the next succeeding period in which transfers can be effected without causing a termination of the Partnership for tax purposes or any adverse effects from such termination, as the case may be.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which shares are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that shareholders will be treated as limited partners for federal income tax purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the shares.  This summary is based on existing U.S. federal income tax law, consisting of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, and judicial and administrative interpretations thereof, all of which is subject to change, possibly with retroactive effect.  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the extent discussed below, tax-exempt entities, partnerships or other pass-through entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law.  This discussion assumes that you will hold your shares as a “capital asset” (generally, property held for investment) under the Internal Revenue Code.

No ruling on the federal, state or local tax considerations relevant to the purchase, ownership and disposition of the Partnership’s shares, or the statements or conclusions in this summary, has been or will be requested from the IRS or from any other tax authority, and a taxing authority, including the IRS, may not agree with the statements and conclusions expressed herein.  The Partnership will receive an opinion from Kutak Rock LLP, counsel to the Partnership, to the effect that, for U.S. federal income tax purposes, the Partnership should be treated as a partnership and the holders of shares should be subject to tax as partners of the Partnership.  However, no assurance can be given that any opinion of counsel would be accepted by the IRS or, if challenged by the IRS, sustained in court.  We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding and disposing of our shares, including the application and effect of federal, state, local and foreign income and other tax laws.

 Income tax considerations relating to the Partnership and its shareholders.

Partnership Status.  Under the “check-the-box” regulations promulgated by the IRS, absent an election to be treated as an association taxable as a corporation, an entity formed as a partnership such as the Partnership generally will be treated as a partnership for income tax purposes.  The Partnership is a limited partnership under Delaware law and it will not file any election with the IRS to be treated as an association taxable as a corporation.  Subject to the discussion below concerning Publicly Traded Partnerships under the heading “—Treatment of the Partnership as a Publicly traded Partnership”,  the Partnership should be treated as a partnership for federal income tax purposes and the holders of shares should be subject to tax as partners.

Because the Partnership will be treated as a partnership for income tax purposes, it will not be liable for any income tax.  Rather, all items of the Partnership’s income, gain, loss, deduction or tax credit will be allocated to its partners (including the shareholders), who will be subject to taxation on their distributive share thereof.  Taxable income allocated by the Partnership to shareholders with respect to a taxable year may exceed the amount of cash distributed by the Partnership to shareholders for such year.

The Partnership is not intended to act as a “tax shelter” and will not register as such with the IRS.

Treatment of the Partnership as a Publicly Traded Partnership.  The listing of our common shares on the Nasdaq Global Market causes us to be treated as a “publicly traded partnership” for U.S. federal income tax purposes.  A publicly traded partnership is generally taxable as a corporation unless 90% or more of its annual gross income in each year is “qualifying” income which is defined as interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items.  In determining whether interest is treated as “qualifying income” under these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities is not treated as qualifying income.  We believe at least 90% of our annual gross income in each prior year of our operations was qualifying income, and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income.  Furthermore, we do not believe that we are engaged in a financial business or are acting as a dealer, because we are acting strictly as a long-term investor with respect to our investments and we do not conduct bond origination activities.  However, there is no clear guidance as to what constitutes a financial business for purposes of the publicly traded partnership regulations and it is possible that the IRS could assert that our activities constitute a financial business.  If the IRS successfully asserted that we were involved in a financial business or were acting as a dealer, less than 90% of our income could be found to be qualifying income.  In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income.  It is possible that the IRS could take the position that the contingent interest payable on some of our tax exempt bonds is determined based upon the income or profits (rather than the net cash flow) of the properties financed by these bonds and, accordingly, would not be qualifying interest.  Since, in certain years, more than 10% of our interest income was in the form of such contingent interest, the IRS could take the position that we fail to qualify for the qualifying income exception to the publicly traded partnership rules and that we should be taxed as a corporation.

If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as shareholders in a corporation.  We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income.  In addition, a portion of our tax-exempt income may be included in determining our Alternative Minimum Tax liability.  To the extent we are required to pay income taxes, it will reduce the cash that we would otherwise have available for distributions.  In addition, all distributions made by us to our shareholders would constitute ordinary dividend income taxable to such shareholders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have.  In that case, shareholders could not treat any of these distributions as tax-exempt income and the Partnership could not deduct amounts paid as dividends from its gross income.

Taxation of the Partnership and Shareholders.  A partnership is not subject to federal income tax.  Assuming the Partnership is classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, the Partnership will not be subject to federal income tax and each shareholder will be required to report on its income tax return its distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference and will be subject to tax on its distributive share of the Partnership’s taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder’s taxable year within which or with which the Partnership’s taxable year ends.  Thus, shareholders may be required to accrue income, without the current receipt of cash, if the Partnership does not make cash distributions while generating taxable income.  Consequently, although it is not anticipated, a shareholder’s tax liability with respect to its share of the Partnership’s taxable income may exceed the cash actually distributed in a given taxable year.  The Partnership currently uses the calendar year as its taxable year.

The Partnership will file a federal tax return on Form 1065 and will provide information as to each shareholder’s distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of the fiscal year.  In preparing such information, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder’s allocable share of income, gain, loss and deduction.  There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Internal Revenue Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible.  Any such contentions could result in substantial expenses to the Partnership and its shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction.  See “—Tax returns, audits, interest and penalties.”

Capital Gain Upon Sale of Assets.  The Partnership may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of its assets.  Such sale or disposition may result in taxable capital gain.

Shareholder’s Basis in Shares.  Your adjusted basis in the Partnership’s shares is relevant in determining the gain or loss on the sale or other disposition of shares and the tax consequences of a distribution from the Partnership.  See “—Treatment of cash distributions to shareholders from the Partnership.”  In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of the Partnership’s net loss, if any, to the extent of your adjusted basis in your shares.

Your initial basis in your shares will be the purchase price for the shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses), and (b) any cash distributions you receive from the Partnership.

Treatment of Cash Distributions to Shareholders from the Partnership.  Cash distributions made to shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from the Partnership.  A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares.  Distributions of cash in excess of your adjusted basis in your shares will result in the recognition of gain to the extent of such excess.

Limitations on Deductibility of Losses.  In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of the Partnership to the extent of your tax basis of your shares at the end of the year in which such losses occur.  However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of the Partnership.

Limitation on the Deductibility of Interest Expense.  The Internal Revenue Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation.  A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business.  The IRS may take the position that a shareholder’s allocable portion of any interest paid by the Partnership on its borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.  To the extent the Partnership’s borrowings describe above under “AMERICA FIRST TAX EXEMPT INVESTORS, L.P.—Financing Arrangements” are deemed to be incurred by it for the purpose of financing its portfolio of tax-exempt mortgage revenue bonds, a shareholder’s allocable portion of any interest paid by the Partnership on these borrowings will be disallowed.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations.  This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities.  However, to the extent that an investor’s debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of the Partnership comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value).  The Partnership will report to shareholders at the end of each year the average percentage of its assets (based on adjusted tax basis and capital account value) that were invested in obligations believed to be tax-exempt each year.  It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer’s “investment interest” expense is further limited to the amount of such taxpayer’s “net investment income.”

Allocation of Income, Gain, Loss and Deduction.  In preparing the Partnership’s tax returns, and in determining the shareholders’ allocable share of the Partnership’s items of income, gain, loss and deduction, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein.  There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Internal Revenue Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully challenge the Partnership’s use of such conventions.

The Partnership generally allocates each item of its income, gain, loss or deduction among the General Partner and shareholders in accordance with their respective percentage interests in the Partnership.  However, the Partnership will make certain special allocations in connection with the issuance of new Partnership shares in accordance with the principals of Section 704(c) of the Internal Revenue Code.  Upon the issuance of additional shares, including shares issued in this offering, the Partnership expects that it will restate the “book” capital accounts of the existing shareholders under applicable Treasury Regulations in order to reflect the fair market value of the Partnership’s assets at the time additional shares are issued.  This restatement of the existing shareholders’ book capital accounts measures any gain or loss inherent in Partnership assets at the time new shareholders are admitted to the Partnership.  Section 704(c) requires the Partnership to specially allocate certain items of gain or loss among the shareholders in order to eliminate differences between their book capital accounts (which now reflect the fair market value of Partnership property on the date the new shares are issued) and their tax capital accounts (which reflect the Partnership’s tax basis in these assets).  The effect of the allocations under Section 704(c) to a shareholder purchasing shares in the offering will be essentially the same as if the tax basis of our assets were equal to the fair market value of our assets at the time of the offering.

Effects of a Section 754 Election.  The Partnership has made the election permitted by Section 754 of the Internal Revenue Code in its 2009 tax return.  This election is irrevocable without the consent of the IRS.  As discussed below, the election generally permits the Partnership to adjust the tax basis of certain of its assets to reflect the purchase prices paid by purchasers of shares from existing shareholders.  Generally, when shares are purchased from an existing shareholder (rather than being acquired directly from the Partnership, such as in an offering), the purchaser’s tax basis in those shares (referred to as the purchaser’s “outside basis”) initially will equal the purchase price he or she paid for the shares.  However, the purchaser’s outside basis does not necessarily reflect his or her proportionate share of the Partnership’s tax basis in its assets (referred to as the purchaser’s “inside basis”) at the time of purchase, and this difference may have tax consequences to the purchaser.  By making a Section 754 election, the Partnership will make an adjustment under Section 743(b) of the Internal Revenue Code to a share purchaser’s “inside basis” in the Partnership’s assets so that those assets reflect the price such purchaser paid for his or her shares.  As a result, a purchaser of shares will have an inside basis in our assets consisting of (1) such shareholder’s share of our tax basis in our assets at the time of the purchase of shares (“common basis”) and (2) such shareholder’s Section 743(b) adjustment to that basis.  The Section 743(b) adjustment affects only the inside basis of the share purchaser’s portion of Partnership assets and does not affect other shareholders.

A basis adjustment is required under Section 743(b) regardless of whether a Section 754 election is made if shares are transferred at a time when the Partnership has a substantial built-in loss in its assets immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction.  Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

A Section 743(b) basis adjustment is advantageous to a purchaser of shares if the purchaser’s outside basis in his or her shares is higher than such purchaser’s inside basis.  In that case, as a result of the election, the purchaser would, among other things, be allocated a greater amount of depreciation and amortization deductions (assuming the Partnership has depreciable or amortizable assets) and his or her allocable share of any gain on a sale of Partnership assets would be less than it would be absent such adjustment.  Conversely, a Section 743(b) basis adjustment is disadvantageous to a purchaser of shares if the purchaser’s outside basis in his or her shares is lower than such purchaser’s inside basis because it would cause such purchaser to be allocated a lesser amount of the Partnership’s depreciation and amortization deductions and his or her allocable share of any gain on a sale of Partnership assets would be greater than it would be absent such adjustment.

The allocation of any Section 743(b) adjustment among the Partnership’s assets must be made in accordance with the Internal Revenue Code, but will involve a number of assumptions and the application of judgment by the General Partner.  Accordingly, the IRS could challenge some of these allocations and, for example, seek to allocate some or all of any Section 743(b) adjustment from tangible assets that may be amortized or depreciated to goodwill or other asset classes that are either nonamortizable or amortizable over a longer period of time.  We cannot assure you that the determinations the Partnership makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether.  Should the IRS require a different basis adjustment to be made, and should, in the opinion of the General Partner, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the IRS to revoke the Partnership’s Section 754 election.  If permission is granted, a subsequent purchaser of shares may be allocated more income than he or she would have been allocated had the election not been revoked.

Furthermore, strict adherence to Treasury Regulations in making certain Section 743(b) adjustments could result in tax differences among shareholders that adversely affect the continued uniformity of the tax characteristics of shares.  As a result, the General Partner may adopt certain 743(b) adjustment methods or conventions that are designed to preserve the uniformity of shares, but that may be inconsistent with certain Treasury Regulations.  Please see “—Uniformity of Shares,” below.  Kutak Rock LLP is unable to opine as to the validity of these methods and conventions because there is no clear authority on these issues.  If the IRS successfully challenged any method used by the General Partner for making the Section 743(b) adjustments, the uniformity of shares might be affected, and the gain or loss realized by a shareholder from the sale of shares might be affected.

Uniformity of Shares.  Because shares trade in the public market and many shares are held in street name by banks, brokers and other nominees, the Partnership cannot match transferors and transferees of shares.  As a result, we must maintain uniformity of the economic and tax characteristics of the shares to a purchaser of shares.  In the absence of uniformity, the Partnership may be unable to completely comply with a number of federal income tax requirements under the Internal Revenue Code and the Treasury Regulations.  A lack of uniformity can result from a literal application of Treasury Regulations pertaining to the Partnership’s method of depreciating or amortizing its Section 743(b) adjustments or from a determination that certain curative allocations designed to prevent the application of Treasury Regulation “ceiling limitations” as it attempts to eliminate book and tax disparities are unreasonable.

The Partnership has adopted reasonable Section 743(b) adjustment methods and other conventions to preserve the uniformity of the intrinsic tax characteristics of shares, none of which should have a material adverse effect on the shareholders.  Kutak Rock LLP has not opined on the validity of any of these positions.  The IRS may challenge any method of accounting for the Section 743(b) adjustment or other methods or conventions adopted by the Partnership.  If any such challenge were sustained, the uniformity of shares, and the resulting gain or loss from the sale of those shares, might be affected.

Disposition of Shares.  There are a number of federal income tax considerations arising from the sale of shares including:

Recognition of Gain or Loss.  Taxable gain or loss will be recognized on a sale or other disposition of shares equal to the difference between the amount realized by the selling shareholder and his or her tax basis in the shares sold.  The amount realized by a shareholder from the sale of shares will be measured by the sum of the cash or the fair market value of other property received by such selling shareholder plus his or her share of the Partnership’s nonrecourse liabilities, if any, attributable to the shares sold.  Gain or loss recognized by a shareholder, other than a “dealer” in shares, on the sale or exchange of shares held for one year or less will generally be taxable as a short-term capital gain or loss.

Gain or loss recognized by a shareholder, other than a “dealer” in shares, on the sale or exchange of shares held for more than one year will generally be taxable as a long-term capital gain or loss.

Allocations Between Transferors and Transferees.  In general, taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the shareholders, in proportion to the number of shares beneficially owned by each of them as of the closing of trading on the last business day of a month.  However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the shareholders beneficially owning shares as of the closing of trading on the last business day of a month in which that gain or loss is recognized.  As a result, a shareholder acquiring shares may be allocated income, gain, loss and deduction realized prior to the date of transfer.  The use of this method may not be permitted under existing Treasury Regulations.  Accordingly, Kutak Rock LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee shareholders.  The General Partner uses this method because it is not administratively feasible to make these allocations on a more frequent basis.  If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the shareholder’s interest, the Partnership’s taxable income or losses might be reallocated among the shareholders.  The General Partner is authorized to revise the method of allocation between transferor and transferee shareholders, as well as shareholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A shareholder who owns shares at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Constructive Termination.  The Partnership will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period.  A constructive termination results in the closing of the Partnership’s taxable year for all shareholders.  In the case of a shareholder reporting on a taxable year other than a taxable year ending December 31, the closing of the Partnership’s taxable year may result in more than twelve months of taxable income or loss being includable in such shareholder’s taxable income for the year of termination.  The Partnership would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code.  A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred.  The Partnership Agreement contains a provision that is designed to prevent transfers of shares that would result in a tax termination of the Partnership, but there is no assurance that it would actually prevent a tax termination from occurring.

Company Expenses.  The Partnership has incurred or will incur various expenses in connection with its ongoing administration and operation.  Payment for services generally is deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued.  The Partnership anticipates that a substantial portion of its ordinary expenses will be allocable to tax-exempt interest income.  The Internal Revenue Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income.  The Partnership allocates its expenses in proportion to the amount of tax-exempt income and taxable income that it receives.  Shareholders generally will not be permitted to deduct the portion of the Partnership’s expenses related to tax-exempt income in calculating their federal income tax liability.  Borrowers pay certain fees they incur in connection with obtaining financing from the Partnership directly to the General Partner.  The Partnership treats these fees as earned directly by the General Partner for services it renders to the borrowers.  It is possible that the IRS could contend such fees should be treated as additional taxable income to the Partnership and additional expense.  If such position were asserted and upheld, it would result in the Partnership recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed.  In addition, depending on the amount of such income relative to the Partnership’s other income, it could result in the Partnership being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with the Partnership’s determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years.  If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, the Partnership’s taxable income would be increased or its losses would be reduced.

Treatment of Syndication Expenses.  Except as discussed below, neither the Partnership nor any shareholder is permitted to deduct, for federal income tax purposes, amounts paid or incurred to sell or market shares in the Partnership (“syndication expenses”).  The determination as to whether or not expenses are syndication expenses is a factual determination which will initially be made by the Partnership.  The IRS could challenge the Partnership’s determination expenses are not syndication expenses.

Backup Withholding.  Distributions to shareholders whose shares are held on their behalf by a “broker” may constitute “reportable payments” under the federal income tax rules regarding “backup withholding.”  Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the broker) or (ii) furnished an incorrect Social Security number or taxpayer identification number.  If “backup withholding” were applicable to a shareholder, the Partnership would be required to withhold 28% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of Additional Shares.  The Partnership may issue new shares to additional investors to finance the acquisition of additional investments.  On any issuance of additional shares, the Partnership expects that it will adjust the capital accounts of the existing shareholders for capital account maintenance purposes under applicable Treasury Regulations in order to reflect a revaluation of the Partnership’s assets (based on their then fair market value, net of liabilities to which they are then subject).

Tax Returns, Audits, Interest and Penalties.  After the end of the calendar year, the Partnership will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during the year.  The Partnership is not obligated to provide tax information to persons who are not shareholders of record.

State, Local and Foreign Income Taxes.  In addition to the U.S. federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in the Partnership and are urged to consult their individual tax advisors in this regard.  The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules.  Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing the Partnership’s investment and the bond issuer are located.  All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions.  An investment in the Partnership’s shares could also require shareholders to file tax returns in various jurisdictions, although the Partnership is not aware of any current filing obligations.

Under the tax laws of certain states, the Partnership may be subject to state income or franchise tax or other taxes applicable to the Partnership.  Such taxes may decrease the amount of distributions available to shareholders.  Shareholders are advised to consult with their tax advisors concerning the tax treatment of the Partnership, and the effects under the tax laws of the states applicable to the Partnership and its shareholders.

 Income tax considerations relating to the Partnership’s tax-exempt mortgage revenue bonds.

Tax Exemption of our Revenue Bonds.  The Partnership invests primarily in tax-exempt mortgage revenue bonds issued for the purpose of providing construction and/or permanent financing for multifamily housing projects in which a portion of the rental units are made available to persons of low or moderate income.  On the date of original issuance or reissuance of each tax-exempt mortgage revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income of the bondholder for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Internal Revenue Code) during any period in which it is held by a “substantial user” of the property financed with the proceeds of such revenue bonds or a “related person” of such a “substantial user” each as defined in the Internal Revenue Code.  In the case of contingent interest bonds, such opinion assumes, in certain cases in reliance on another unqualified opinion, that such contingent interest bond constitutes debt for federal income tax purposes.  See “Treatment of Revenue Bonds as Equity,” below.  However, an opinion of or advice from counsel has no binding effect, and no assurances can be given that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court.  We will contest any adverse determination by the IRS on these issues.

In the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the bond holder for federal income tax purposes from the date of reissuance or, in some cases, to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof.  The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for federal income tax purposes.  However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date.  In addition, if a contingent interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed.  Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of revenue bonds by the owner of such project to an unrelated party, the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation.  In addition, if a contingent interest revenue bond is reissued after August 13, 1996, the reissued revenue bond is or would become subject to certain regulations concerning contingent payments, which could cause some or all of the interest payable on such contingent interest revenue bond to become includable in gross income of the holder thereof for federal income tax purposes, unless such contingent interest revenue bond is modified at the time of reissuance to comply with the contingent payment regulations.  Furthermore, there can be no assurance that the IRS will not treat certain of the modifications of the contingent interest bonds as resulting in a reissuance on a date other than the date on which counsel determined that a reissuance had occurred in its unqualified opinions, in which case such revenue bonds may suffer adverse tax consequences, as more fully described above, and such bond would not have the benefit of an opinion that interest on such bond is excludable from gross income for federal income tax purposes.

The Internal Revenue Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes.  Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Internal Revenue Code, the continued tax exempt status of such borrower.  In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance reporting requirements, use of proceeds restrictions and compliance with rules pertaining to arbitrage.  Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction with the continuing requirements of the Internal Revenue Code.  Failure to comply with these continuing requirements of the Internal Revenue Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Treatment of Revenue Bonds as Equity.  Payment of a portion of the interest accruing on our contingent interest bonds depends in part upon the net cash flow from, or net proceeds upon sale of, the property securing our investment financed by such revenue bond.  We received opinions of counsel with respect to each of our interest bonds to the effect that based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the contingent interest bonds should be treated for federal tax purposes as representing debt.  In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including contingent interest and deferred interest, may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited.  The implicit corollary of all of these opinions is that the contingent interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments.  Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or intervening facts and circumstances have changed the assumptions and basis for providing such opinions.  An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors.  If the IRS were to determine that one or more of the contingent interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such contingent interest bond could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.  To our knowledge, neither the characterization of the contingent interest bonds as debt nor the characterization of the interest thereon as interest excludable from gross income of the holders thereof has been challenged by the IRS in any judicial or regulatory proceeding.

“Substantial User” Limitation.  Interest on a revenue bond owned by us will not be excluded from gross income during any period in which we are a “substantial user” of the facilities financed with the proceeds of such revenue bond or a “related person” to a “substantial user.”  We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a “substantial user” of any facilities financed with the proceeds of such bonds or a “related person” thereto.  A “substantial user” generally includes any underlying borrower and any person or entity that uses the financed facilities on other than a de minimis basis.  We would be a “related person” to a “substantial user” for this purpose if, among other things, (i) the same person or entity owned more than a 50% interest in both us and in the ownership of the facilities financed with the proceeds of a bond owned by us, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond.  Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under “Treatment of Revenue Bonds as Equity,” could cause us to be treated as a “substantial user” of the properties securing our investments.  In the event that the ownership entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire shares of us, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, be included in gross income for federal income tax purposes.  Kutak Rock LLP has advised us that in its opinion such a result is not supported by the Internal Revenue Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Alternative Minimum Tax.  Interest on many of the tax-exempt mortgage revenue bonds held by the Partnership will be treated as an item of tax preference for purposes of the Alternative Minimum Tax.  To the extent interest on any of the Partnership’s tax-exempt mortgage revenue bonds is an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item.  This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds.  To the extent interest on any of the revenue bonds owned by the Partnership is not a tax preference item, any corporation subject to the Alternative Minimum Tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its Alternative Minimum Tax liability.  The 2008 Housing Act exempted newly issued tax-exempt private activity bonds from Alternative Minimum Tax.

Other U.S. Federal Income Tax Considerations.  The Internal Revenue Code contains certain provisions that could result in other tax consequences as a result of the ownership of tax-exempt mortgage revenue bonds by the Partnership or the inclusion in certain computations including, without limitation, those related to the corporate Alternative Minimum Tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by the Partnership may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit.  Prospective purchasers of the Partnership’s shares should consult their own tax advisors as to the applicability of any such collateral consequences.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER.  YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PARTNERSHIP’S SHARES, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each item described in (a), (b) or (c) being a “plan”; and (d) persons who have specified relationships to those plans, i.e., “parties-in-interest” under ERISA, and “disqualified persons” under the Internal Revenue Code.  ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans.

The Acquisition and Holding of Our Shares

An investment in our shares by a plan that has a relationship as “parties-in-interest” or “disqualified persons” could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Internal Revenue Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan).  Such transactions may, however, be subject to one or more statutory or administrative exemptions such as a prohibited transaction class exemption (a ‘PTCE”) including, for example, PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts, PTCE 91-38, which exempts certain transactions involving bank collective investment funds, PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager,” PTCE 95-60, which exempts certain transactions involving insurance company general accounts and PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager” or another available exemption.  Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan’s investment.

The Treatment of Our Underlying Assets Under ERISA

The regulations issued by the U.S. Department of Labor concerning the definition of what constitutes the assets of an employee benefit plan (the “plan asset regulations”) provide, as a general rule, that the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing plan unless any applicable exceptions applies.  The plan asset regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.  Our shares should be treated as “equity interests” for purposes of the plan asset regulations.  As a result, the investment by a plan in our shares will subject our assets and operations to the regulatory restrictions of ERISA and the Code, including their prohibited transaction restrictions, unless an exception applies.  The General Partner believes the Partnership qualifies for an exception under the plan asset regulations that is available to an entity with a class of equity interests that are (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act.  The General Partner intends to take such steps as may be necessary to maintain the availability of this “publicly offered securities exception” to the plan asset regulations and thereby prevent the Partnership’s assets from being treated as assets of any investing plan.  If, however, this or any other exception under the plan asset regulations were not available and the Partnership is deemed to hold plan assets by reason of a plan's investment in our shares, such plan's assets would include an undivided interest in the assets held by us.  In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, and any statutory or administrative exemption from the application of such rules may not be available.

Fiduciary Considerations

Any plan fiduciary that proposes to cause a plan to purchase our shares should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied.  Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in our securities is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.  Each plan fiduciary should determine whether an investment in our shares is authorized by the appropriate governing instruments of the plan.  The sale of our securities is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

PLAN OF DISTRIBUTION

We may sell the shares offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, or we may sell these shares to investors directly or through agents.  Any underwriter or agent involved in the offer and sale of our shares will be named in the applicable prospectus supplement.  We may sell shares directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell our shares at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  We also may, from time to time, authorize dealers or agents to offer and sell shares on the terms and conditions described in the applicable prospectus supplement.  In connection with the sale of our shares, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for whom they may act as agent.  Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq or stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.  Broker-dealers may also receive compensation from purchasers of shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of shares, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  Dealers and agents participating in the distribution of shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.  Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the shares then being sold, if any is purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of shares described in this prospectus and an accompanying prospectus supplement, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered.  These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of shares may also create a “short position” for their account by selling more shares in connection with the offering than they are committed to purchase from us.  In that case, the underwriters could cover all or a portion of the short position by either purchasing the shares in the open market following completion of the offering or by exercising any over-allotment option granted to them by us.  In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the shares that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market.  Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our shares at a level above that which might otherwise prevail in the open market.  None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our shares are listed on the Nasdaq Global Market under the symbol “ATAX.”  Any underwriters or agents to or through which shares are sold by us may make a market in our shares, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of or trading market for our shares.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our shares as interests in a direct participation program, any offering of shares under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Partnership’s Annual Report on Form 10-K, and the effectiveness of the Partnership’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report relating to the consolidated financial statements of the Partnership expresses an unqualified opinion and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values and the Partnership’s retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the shares offered by this prospectus has been passed upon for us by Kutak Rock LLP, Omaha, Nebraska.  In addition, the description of federal income tax consequences in “U.S. Federal Income Tax Considerations” is based on the opinion of Kutak Rock LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You can obtain any of our filings incorporated by reference into this prospectus from the SEC at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the SEC’s Public Reference Room by calling 1-800-SEC-0330.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby.  As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto.  We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information.  This prospectus is qualified in its entirety by such other information.

We maintain a site on the World Wide Web at www.ataxfund.com.  The information contained on this Web site is not part of this prospectus and you should not rely on it in deciding whether to invest in our shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

We filed the following documents with the SEC (File No. 000-24843) under the Exchange Act and incorporate them by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	The description of the shares representing assigned limited partnership interests contained in or Registration Statement on Form 8-A, filed with the SEC on August 27, 1998.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.  Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement.  Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02 and 7.01 of Form 8-K.

You can obtain any of our filings incorporated by reference into this prospectus supplement from the SEC at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information about the SEC’s Public Reference Room by calling 1-800-SEC-0330.  If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference.  Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to:

Mr. Michael Draper
The Burlington Capital Group LLC
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
(402) 444-1640

$200,000,000

Shares Representing Assigned

Limited Partnership Interests

in

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

PROSPECTUS

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

Exhibit	Description

2.1
Agreement and Plan of Merger by and among the Registrant and America First Tax Exempt Mortgage Fund Limited Partnership, dated as of June 12, 1998 (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-4, filed by the Registrant pursuant to the Securities Act of 1933 on September 14, 1998 (Commission File No. 333-50513)).

3.1
Articles of Incorporation and Bylaws of America First Fiduciary Corporation Number Five (incorporated herein by reference to Form S-11 Registration Statement filed August 30, 1985, with the Securities and Exchange Commission by America First Tax Exempt Mortgage Fund Limited Partnership (Commission File No. 2-99997)).

4.1	Form of Certificate of Beneficial Unit Certificate (incorporated herein by reference to Exhibit 4.1 to Registration Statement on Form S-4 (No. 333-50513) filed by the Registrant on April 17, 1998).

4.2
Agreement of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 4(b) to Form 10-K, dated October 1, 1998, filed by Registrant pursuant to Section 13 of the Securities Act of 1934 (Commission File No. 000-24843)).

5.1	Opinion of Kutak Rock LLP (previously filed)

8.1	Opinion of Kutak Rock LLP as to Certain Tax Matters (previously filed)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1).

24.1	Powers of Attorney (previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on the 6th day of April, 2010.

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

By America First Capital Associates Limited Partnership Two, General Partner of the Partnership

By The Burlington Capital Group L.L.C., General Partner of America First Capital Associates Limited Partnership Two

By:  /s/ Mark A. Hiatt
        Mark A. Hiatt
Chief Executive Officer
America First Tax Exempt Investors, L.P.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:           April 6, 2010                                                               By:  /s/ Lisa Y. Roskens
                                                                                                        Lisa Y. Roskens, President, Chief Executive Officer and Chairman of the Board
                            of The Burlington Capital Group LLC

Date:           April 6, 2010                                                                By:  /s/ Mark A. Hiatt
Mark A. Hiatt, Chief Executive Officer of the Registrant
       (principal executive officer)

Date:           April 6, 2010                                                                By:  /s/ Michael Draper
Michael Draper, Chief Financial Officer of The Burlington Capital Group LLC
                            (principal financial officer and principal accounting officer)

Date:           April 6, 2010                                                                By: /s/ Michael B. Yanney*
Michael B. Yanney, Manager

Date:           April 6, 2010                                                                By:  /s/ Patrick J. Jung*
Patrick J. Jung, Manager

Date:           April 6, 2010                                                                By:  /s/ George H. Krauss*
George H. Krauss, Manager

Date:           April 6, 2010                                                                By:  /s/ Gail Walling Yanney*
Gail Walling Yanney, Manager

Date:           April 6, 2010                                                                By:  /s/ Mariann Byerwalter*
Mariann Byerwalter, Manager

Date:           April 6, 2010                                                                By:  /s/ Martin A. Massengale*
Martin A. Massengale, Manager

Date:           April 6, 2010                                                                By:  /s/ Clayton Yeutter*
Clayton Yeutter, Manager

Date:           April 6, 2010                                                                By:  /s/ William S. Carter*
William S. Carter, Manager

*   By Michael J. Draper, attorney-in-fact

/s/ Michael J. Draper
Michael J. Draper